Exhibit 10.1

PURCHASE AGREEMENT
by and among
ROCKWELL AUTOMATION, INC.,
ROCKWELL COLLINS, INC.
and
TELEDYNE BROWN ENGINEERING, INC.

Dated as of July 26, 2006

i

Page
SECTION 15.17 Governing Law	52

ARTICLE XVI DEFINITIONS	53

EXHIBITS

Exhibit A	—	Form of Automation Agency Licensing Agreement
Exhibit B	—	Form of Collins Agency Licensing Agreement
Exhibit C	—	Form of Automation Services Agreement
Exhibit D	—	Form of Collins Services Agreement
Exhibit E	—	Form of Intellectual Property Agreement
Exhibit F	—	Form of Revenue Sharing Agreement

SCHEDULES

Schedule 5.3(a)	—	Automation Conflicts
Schedule 5.3(b)	—	Collins Conflicts
Schedule 5.4(a)	—	Governmental Authorizations Required by Automation
Schedule 5.4(b)	—	Governmental Authorizations Required by Collins
Schedule 6.1	—	Qualification Jurisdictions
Schedule 6.2	—	Acquired Companies’ Conflicts
Schedule 6.4	—	Equity Interests
Schedule 6.5	—	Company Financial Statements
Schedule 6.7(a)	—	Owned Real Property
Schedule 6.7(b)	—	Leased Real Property
Schedule 6.7(d)	—	Certain Former Facilities
Schedule 6.9(a)	—	Material Contracts
Schedule 6.9(b)	—	Material Contract Defaults
Schedule 6.9(c)	—	Government Contract Matters
Schedule 6.10	—	Compliance With Laws
Schedule 6.11	—	Permits
Schedule 6.12	—	Taxes
Schedule 6.13	—	Company Litigation
Schedule 6.14(b)	—	License Agreements
Schedule 6.14(c)	—	Intellectual Property Matters
Schedule 6.15	—	Conduct of Business Since March 31, 2006
Schedule 6.16	—	Insurance
Schedule 6.17(b)	—	Labor Matters
Schedule 6.17(c)	—	Employee Benefit Plans
Schedule 6.17(f)	—	Change of Control Benefits
Schedule 6.19(a)	—	Environmental Matters
Schedule 6.19(b)	—	Off-Site Disposal Sites
Schedule 7.3	—	Buyer Conflicts
Schedule 7.4	—	Governmental Authorizations Required by Buyer
Schedule 7.5	—	Buyer Litigation
Schedule 9.1	—	Conduct of Business Prior to the Effective Time
Schedule 9.6(a)	—	Financial Instruments
Schedule 9.6(b)	—	Seller Guaranties
Schedule 9.9(a)	—	Buyer Restrictions
Schedule 9.9(c)	—	Seller Restricted Dual Band Imager Programs
Schedule 16.1	—	Transferred Patents and Trademarks

v

PURCHASE AGREEMENT
          PURCHASE AGREEMENT dated as of July 26, 2006 by and among ROCKWELL AUTOMATION, INC., a Delaware corporation (“Automation”), ROCKWELL COLLINS, INC., a Delaware corporation (“Collins” and, together with Automation, “Sellers”), and TELEDYNE BROWN ENGINEERING, INC., a Delaware corporation (“Buyer”).
W I T N E S S E T H:
          WHEREAS, on the date hereof, Rockwell Automation Technologies, Inc., an Ohio corporation and a wholly-owned Subsidiary of Automation (“Automation Technologies”), owns fifty percent of the RSC Shares;
          WHEREAS, on the date hereof, Rockwell Collins Technologies LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Collins (“Collins Technologies”), and Rockwell Collins In-Flight Network Company, a Delaware corporation and a wholly-owned Subsidiary of Collins (“Collins In-Flight”), collectively own fifty percent of the RSC Shares;
          WHEREAS, the RSC Shares constitute all the issued and outstanding membership interests in Rockwell Scientific Company LLC, a Delaware limited liability company (the “Company”);
          WHEREAS, on the date hereof, the Company owns all the issued and outstanding membership interests in Rockwell Scientific Licensing, LLC, a Delaware limited liability company (“RSL” and, together with the Company, the “Acquired Companies”);
          WHEREAS, pursuant to the terms and subject to the conditions hereinafter set forth, Automation desires to cause Automation Technologies to sell, assign, convey, transfer and deliver, and Buyer desires to purchase, the RSC Shares owned by Automation Technologies;
          WHEREAS, pursuant to the terms and subject to the conditions hereinafter set forth, Collins desires to cause Collins Technologies and Collins In-Flight to sell, assign, convey, transfer and deliver, and Buyer desires to purchase, the RSC Shares owned by Collins Technologies and Collins In-Flight; and
          WHEREAS, simultaneous with the execution and delivery hereof, Teledyne Technologies Incorporated, a Delaware corporation and the corporate parent of Buyer (“Guarantor”), is executing and delivering a guarantee dated the date hereof (the “Guarantee”) in favor of Sellers pursuant to which Guarantor is guaranteeing all of Buyer’s obligations under this Agreement pursuant to the terms of the Guarantee;
          NOW, THEREFORE, in consideration of the premises, the mutual agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, each Seller and Buyer hereby agree as follows:
ARTICLE I
DEFINITIONS
          Capitalized terms used in this Agreement shall have the meanings assigned to such terms in Article XVI.
ARTICLE II
SALE AND PURCHASE OF RSC SHARES
          SECTION 2.1 Sale and Purchase of RSC Shares. Subject to the terms and conditions set forth herein, at the Closing, for the consideration specified in Section 3.1, effective as of the Effective Time:
          (a) Automation will cause Automation Technologies to sell, assign, convey, transfer and deliver to Buyer, and Buyer will purchase and acquire from Automation Technologies, the RSC Shares owned by Automation Technologies, free and clear of all Liens; and
          (b) Collins will cause each of Collins Technologies and Collins In-Flight to sell, assign, convey, transfer and deliver to Buyer, and Buyer will purchase and acquire from each of Collins Technologies and Collins In-Flight, the RSC Shares owned by each of Collins Technologies and Collins In-Flight, free and clear of all Liens.
ARTICLE III
PURCHASE PRICE
          SECTION 3.1 Purchase Price. In consideration for the sale, assignment, conveyance, transfer and delivery of the RSC Shares, and subject to the terms and conditions set forth herein, Buyer will, at the Closing (i) pay to Automation (on behalf of Automation Technologies), by wire transfer of immediately available U.S. Dollars to Automation’s bank account at Mellon Bank, N.A., Pittsburgh, Pennsylvania, Account No. 102-3474 (ABA: 043 000 261; SWIFT: MELN US 3P), an amount equal to Eighty Three Million Seven Hundred Fifty Thousand dollars ($83,750,000) and (ii) pay to Collins (on behalf of Collins Technologies and Collins In-Flight), by wire transfer of immediately available U.S. Dollars to Collins’ bank account at Mellon Bank, N.A., Pittsburgh, Pennsylvania, Account No. 091-2704 (ABA Number: 043-000-261; SWIFT: MELN US 3P), an amount equal to Eighty Three Million Seven Hundred Fifty Thousand dollars ($83,750,000) (the sum of such amounts payable to Automation and Collins is referred to herein as the “Purchase Price”).
          SECTION 3.2 Allocation of Purchase Price. Sellers will, not later than sixty days after the Closing Date, jointly prepare and deliver to Buyer a schedule (the “Allocation

Schedule”) allocating the Purchase Price among the assets of the Acquired Companies in accordance with the general principles of Section 1060 of the Code and any Treasury Regulations pursuant thereto (or any comparable provisions of state or local tax law) or any successor provision. Buyer will have the right to raise reasonable objections to the Allocation Schedule within thirty days after its receipt thereof, in which event Buyer and each Seller will negotiate in good faith to resolve such objections. Except to the extent otherwise required by applicable Laws, Buyer and each Seller (i) will, and will cause each of their respective Affiliates to, make all tax returns, reports, forms, declarations, claims and other statements in a manner consistent with the Allocation Schedule and (ii) will not, and will cause each of their respective Affiliates not to, make any inconsistent statement or adjustment on any returns or during the course of any Internal Revenue Service or other Tax audit.
ARTICLE IV
CLOSING
          SECTION 4.1 Closing. The closing of the purchase and sale of the RSC Shares (the “Closing”) will take place (i) at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112, at 10:00 a.m. (New York time) on the fifth business day following the expiration or termination of the applicable waiting period under the HSR Act, subject to the satisfaction or waiver of all other conditions set forth in Articles XI and XII or (ii) at such other place, date and time as each Seller and Buyer may agree. The date of the Closing is referred to herein as the “Closing Date”. The Closing will be deemed to be effective at the close of business (California time) on the Closing Date (the “Effective Time”).
          SECTION 4.2 Closing Deliveries of Automation. At the Closing, Automation will deliver or cause to be delivered to Buyer the following:
          (a) certificates representing the RSC Shares owned by Automation Technologies, duly endorsed in blank or accompanied by appropriate stock powers duly endorsed in blank;
          (b) counterparts of each of the Automation Agency Licensing Agreement, the Automation Services Agreement, the IP Agreement and the Revenue Sharing Agreement, duly executed by Automation;
          (c) certificates of good standing of each of Automation and Automation Technologies from its jurisdiction of incorporation;
          (d) certificates of officers of each of Automation and Automation Technologies certifying that its organizational documents, as certified and as delivered at the Closing, have not been amended or rescinded since the date of such certification and remain in full force and effect on the Closing Date;
          (e) certified copies of resolutions of the board of directors of Automation authorizing the execution, delivery and performance by Automation of this Agreement and the consummation by Automation of the transactions contemplated hereby;

          (f) an affidavit by Automation Technologies stating its United States taxpayer identification number and that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code); and
          (g) all other closing certificates and documents required to be delivered by Automation to Buyer at the Closing pursuant to this Agreement.
          SECTION 4.3 Closing Deliveries of Collins. At the Closing, Collins will deliver or cause to be delivered to Buyer the following:
          (a) certificates representing the RSC Shares owned by Collins Technologies and Collins In-Flight, duly endorsed in blank or accompanied by appropriate stock powers duly endorsed in blank;
          (b) counterparts of each of the Collins Agency Licensing Agreement, the Collins Services Agreement, the IP Agreement, the Revenue Sharing Agreement and the Cypress Services Agreement Amendment, duly executed by Collins;
          (c) certificates of good standing of each of Collins, Collins Technologies and Collins In-Flight from the State of Delaware;
          (d) certificates of officers of each of Collins, Collins Technologies and Collins In-Flight certifying that its organizational documents, as certified and as delivered at the Closing, have not been amended or rescinded since the date of such certification and remain in full force and effect on the Closing Date;
          (e) certified copies of resolutions of the board of directors of Collins authorizing the execution, delivery and performance by Collins of this Agreement and the consummation by Collins of the transactions contemplated hereby;
          (f) an affidavit by each of Collins Technologies and Collins In-Flight stating its United States taxpayer identification number and that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code); and
          (g) all other closing certificates and documents required to be delivered by Collins to Buyer at the Closing pursuant to this Agreement.
          SECTION 4.4 Closing Deliveries of Sellers. At the Closing, Sellers will jointly deliver or cause to be delivered to Buyer the following:
          (a) counterparts of each of the Automation Agency Licensing Agreement, the Collins Agency Licensing Agreement, the Automation Services Agreement, the Collins Services Agreement, the IP Agreement, the Revenue Sharing Agreement and the Cypress Services Agreement Amendment, duly executed by the Company and RSL, as applicable;
          (b) resignations, effective as of the Effective Time, of all members of the Board of Directors of the Company and RSL;

          (c) certificates of good standing of the Company and RSL from the State of Delaware and any other state in which they are qualified to do business;
          (d) certificates of officers of each of the Company and RSL certifying that its organizational documents, as certified and as delivered at the Closing, have not been amended or rescinded since the date of such certification and remain in full force and effect on the Closing Date;
          (e) certified copies of resolutions of the board of directors of the Company authorizing the execution, delivery and performance by the Company of the IP Agreement, the Revenue Sharing Agreement, the Automation Agency Licensing Agreement, the Collins Agency Licensing Agreement, the Automation Services Agreement and the Collins Services Agreement;
          (f) minute books and stock ledgers, if any, of the Acquired Companies; and
          (g) all other closing certificates and documents required to be delivered jointly by Sellers to Buyer at the Closing pursuant to this Agreement.
          SECTION 4.5 Closing Deliveries of Buyer. At the Closing, Buyer will deliver or cause to be delivered to Sellers the following:
          (a) the Purchase Price pursuant to Section 3.1;
          (b) certificates of good standing of each of Buyer and Guarantor from its jurisdiction of organization;
          (c) certificates of officers of each of Buyer and Guarantor certifying that its organizational documents, as certified and as delivered at the Closing, have not been amended or rescinded since the date of such certification and remain in full force and effect on the Closing Date;
          (d) certified copies of resolutions of the board of directors of each of Buyer and Guarantor authorizing, as applicable, the execution, delivery and performance by Buyer of this Agreement, the execution, delivery and performance by Guarantor of the Guarantee and the consummation by Buyer and Guarantor of the transactions contemplated hereby and thereby; and
          (e) all other closing certificates and documents required to be delivered by Buyer or Guarantor to Sellers or any Seller at the Closing pursuant to this Agreement.
          SECTION 4.6 Transfer Taxes. All applicable sales and transfer Taxes (including any transfer Taxes due as a result of the sale of the RSC Shares and any Taxes imposed upon the transfer of real or personal property) and filing, recording, registration, stamp, documentary and other Taxes and fees payable in connection with this Agreement, the transactions contemplated by this Agreement or the documents giving effect to such transactions will be the responsibility of and be paid by Buyer. All payments made by Buyer in connection with this Agreement are exclusive of any value added or similar Taxes which may be imposed from time to time, which Taxes shall be charged in addition to and be paid by Buyer.
ARTICLE V
BASIC REPRESENTATIONS AND WARRANTIES OF EACH SELLER
          Each Seller, severally and not jointly, only as to itself, hereby represents and warrants to Buyer as follows:
          SECTION 5.1 Organization. Such Seller and each of its Subsidiaries that holds RSC Shares is a corporation or limited liability company (as applicable) duly organized, validly existing and in good standing under the Laws of the State of its incorporation or organization (as applicable).
          SECTION 5.2 Authorization. Such Seller has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by such Seller of this Agreement have been duly authorized by all necessary corporate action on the part of such Seller. This Agreement constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.
          SECTION 5.3 No Violation or Conflict. Except as set forth on Schedule 5.3(a) (in the case of Automation) or Schedule 5.3(b) (in the case of Collins), none of the execution, delivery or performance by such Seller of this Agreement or any other agreement to be executed and delivered pursuant hereto by such Seller nor the consummation by such Seller of the transactions contemplated hereby or thereby will (i) conflict with the certificate of incorporation or by-laws or limited liability company agreement of such Seller or any Subsidiary of such Seller that holds RSC Shares, (ii) violate, conflict with or result in a breach by such Seller or any Subsidiary of such Seller that holds RSC Shares of any Contract to which such Seller or such Subsidiary of such Seller that holds RSC Shares is a party or by which any of its respective properties are bound or any order, ruling, decree, judgment or arbitration award to which such Seller or any Subsidiary of such Seller that holds RSC Shares is subject or (iii) result in the creation of any Liens upon any of the RSC Shares held by a Subsidiary of such Seller, except for such violations, conflicts and breaches subject to clause (ii) which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of such Seller to consummate the transactions contemplated hereby.
          SECTION 5.4 Government Authorizations. Except for the filings required under the HSR Act and as set forth on Schedule 5.4(a) (in the case of Automation) or Section 5.4(b) (in the case of Collins), no material Consent of, with or to any Governmental Entity is required to be obtained or made by or with respect to such Seller or any Subsidiary of such

Seller that holds RSC Shares in connection with the execution and delivery of this Agreement by such Seller or the consummation by such Seller of the transactions contemplated hereby, other than any such requirement (i) under any Contract to which any Acquired Company is a party or (ii) that is applicable as a result of the specific legal or regulatory status of Buyer or as a result of any other facts that specifically relate to the business or activities in which Buyer is or proposes to be engaged, other than the Business.
          SECTION 5.5 Ownership of RSC Shares.
          (a) Subsidiaries of such Seller (Automation Technologies, in the case of Automation, and Collins Technologies and Collins In-Flight, collectively, in the case of Collins) are the record and beneficial owners of 1,000 RSC Shares, free and clear of all Liens. All of the RSC Shares held by Subsidiaries of such Seller have been duly authorized and validly issued.
          (b) None of such Seller or any Subsidiary of such Seller that holds RSC Shares is a party to any Agreement (other than this Agreement and the Company LLC Agreement) pursuant to which such Seller or such Subsidiary of such Seller that holds RSC Shares is or may be obligated to sell or acquire any Common Shares of the Company or other membership interests in the Company.
          SECTION 5.6 No Brokers. Except for J.P. Morgan Securities Inc., whose compensation will be paid by Sellers, none of such Seller or any Subsidiary of such Seller that holds RSC Shares has authorized any Person to act, or has incurred any Liability to any Person who has acted for it, as broker, finder or in any other similar capacity in connection with the transactions of such Seller or such Subsidiary of such Seller that holds RSC Shares contemplated by this Agreement and the negotiations leading to it.
          SECTION 5.7 Excluded IP. In the case of Automation, to Automation’s Knowledge, Automation and its Subsidiaries do not use any Excluded IP in the conduct of their business on the date hereof. In the case of Collins, to Collins’s Knowledge, Collins and its Subsidiaries do not use any Excluded IP in the conduct of their business on the date hereof.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
OF SELLERS REGARDING THE ACQUIRED COMPANIES
          Sellers hereby jointly (subject to the provisions of Section 13.1(b)(i)) represent and warrant to Buyer as follows:
          SECTION 6.1 Organization. Each of the Acquired Companies is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Acquired Companies has the requisite limited liability company power and authority to conduct the Business as it is currently conducted and to own, lease and operate its assets. Each of the Acquired Companies is duly qualified or licensed to do business and is in good standing (to the extent such concept is relevant in any particular jurisdiction) in each jurisdiction in which the ownership, leasing or holding of its assets makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 6.1 contains a complete and accurate list of each jurisdiction in which the Company or RSL is qualified to do business on the date hereof.
          SECTION 6.2 No Violation or Conflict. Except as set forth on Schedule 6.2, none of the execution, delivery or performance by Sellers of this Agreement or any other agreement to be executed and delivered pursuant hereto by Sellers nor the consummation by Sellers of the transactions contemplated hereby or thereby will (i) conflict with the certificate of formation or limited liability company agreement of any of the Acquired Companies, (ii) violate, conflict with or result in a breach by any of the Acquired Companies of any Contract to which any of the Acquired Companies is a party or by which any of their respective properties are bound (other than with respect to Consents to the transactions contemplated hereby under those Contracts to which any of the Acquired Companies are parties) or any order, ruling, decree, judgment or arbitration award to which any of the Acquired Companies is subject or (iii) result in the creation of any Liens (other than Permitted Liens) upon any of the assets of any of the Acquired Companies, except for such violations, conflicts, breaches and Liens subject to clauses (ii) and (iii) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          SECTION 6.3 Capitalization.
          (a) The RSC Shares constitute all the issued and outstanding membership interests in the Company.
          (b) There are no outstanding rights, options, warrants, convertible or exchangeable securities, subscriptions or other agreements (other than this Agreement and the Company LLC Agreement) pursuant to which the Company is or may be obligated to sell, issue or acquire any Common Shares of the Company or other membership interests of the Company.
          SECTION 6.4 Equity Interests.
          (a) The Company is the record and beneficial owner of 1,000 Common Shares of RSL (the “RSL Shares”), free and clear of all Liens. The RSL Shares constitute all the issued and outstanding membership interests in RSL. All of the RSL Shares have been duly authorized and validly issued.
          (b) There are no outstanding rights, options, warrants, convertible or exchangeable securities, subscriptions or other agreements (other than this Agreement and the limited liability company agreement of RSL) pursuant to which the Company or RSL is or may be obligated to sell, issue or acquire any Common Shares of RSL or other membership interests in RSL.

          (c) Except for the ownership of the RSL Shares by the Company, ownership of equity interests in the Portfolio Companies and as set forth on Schedule 6.4, none of the Acquired Companies on the date hereof owns any material capital stock or other equity interests in any corporation, partnership or other entity.
          SECTION 6.5 Financial Statements. Set forth on Schedule 6.5 are (i) the consolidated audited balance sheet of the Acquired Companies as of September 30, 2005 and the related consolidated audited statements of operations, changes in members’ equity and cash flows of the Acquired Companies for the fiscal year ended September 30, 2005 and (ii) the consolidated unaudited balance sheet of the Acquired Companies as of June 30, 2006 (the “June 30, 2006 Balance Sheet”) and the related consolidated unaudited income statement and cash flow statement of the Acquired Companies for the nine months then ended (collectively, the “Financial Statements”). Except as set forth therein, the Financial Statements present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Acquired Companies as of the dates set forth therein and for the periods covered thereby in accordance with GAAP (subject, in the case of the financial statements as of and for the nine months ended June 30, 2006, to the absence of footnotes and normal year-end adjustments). The Financial Statements have been prepared from the books of account and financial records of the Acquired Companies.
          SECTION 6.6 Liabilities. To the Knowledge of the Company, except for (a) Liabilities set forth or reflected in the Financial Statements (or referred to in the notes thereto), (b) Liabilities relating to any matter set forth in this Agreement or in a Schedule to this Agreement, (c) Liabilities arising in the Ordinary Course of Business since June 30, 2006 or as contemplated by this Agreement, (d) any Liability for which any Member has an obligation of payment, reimbursement or indemnification after the Closing Date and (e) other Liabilities which, individually or in the aggregate, would not reasonably be expected to amount to more than $12 million, on the date hereof none of the Acquired Companies has any Liabilities which would be required by GAAP to have an amount set forth on a balance sheet.
          SECTION 6.7 Real Property.
          (a) Schedule 6.7(a) sets forth a list of all real property owned in fee on the date hereof by any of the Acquired Companies (“Owned Properties”). Schedule 6.7(b) sets forth a list of all leases to which any of the Acquired Companies on the date hereof is a party pursuant to which such Acquired Company is a lessee of any real property (“Leases”).
          (b) Except as set forth on Schedule 6.7(a) or 6.7(b), each of the Acquired Companies has (A) good and valid title to its Owned Properties free and clear of any Lien, other than Permitted Liens, and (B) valid leasehold interests in the properties subject to its Leases, in each case subject to the provisions of the applicable Leases, subleases and related Contracts governing such Acquired Companies’ interests therein.
          (c) To the Knowledge of the Company, there are no pending condemnation or similar Actions with respect to any of the Owned Properties or real property subject to the Leases.

          (d) To the Knowledge of the Company, no material manufacturing or research and development operations have been conducted by the Company (or its predecessors, with respect to the Business) at any facility formerly owned or leased by the Company (or any of its predecessors, with respect to the Business), except for Owned Properties, facilities subject to Leases and the facilities set forth on Schedule 6.7(d).
          SECTION 6.8 Personal Property. Except as set forth on the Schedules hereto and except for such property as has been sold or otherwise disposed of in the Ordinary Course of Business, one of the Acquired Companies owns all personal property (i) reflected as owned on the June 30, 2006 Balance Sheet or (ii) which it thereafter acquired ownership of, in each case set forth in clauses (i) and (ii), free and clear of any Lien, other than Permitted Liens.
          SECTION 6.9 Contracts.
          (a) Schedule 6.9(a) lists all of the following written Contracts (other than licenses and other Contracts relating to Intellectual Property) to which any of the Acquired Companies is a party and which are in effect on the date hereof and under which any Acquired Company or third party thereunder has an express obligation that is required to be performed after the date hereof:
     (i) loan agreements, credit agreements, security agreements, promissory notes, mortgages, indentures and other Contracts (other than the Member Loan Agreement) which provide for the borrowing of moneys by or extensions of credit to any of the Acquired Companies or the guarantee by any of the Acquired Companies of obligations in respect of the borrowings of moneys by or extensions of credit to any other Person;
     (ii) employment agreements which expressly provide for the payment to any employee of any Acquired Company of more than $150,000 annually, except those that may be cancelled by any of the Acquired Companies without material penalty upon not more than ninety days’ notice;
     (iii) customer agreements (including Government Contracts and Bids) which expressly provide for future payments (other than contingent payments) to any of the Acquired Companies of more than $500,000, except those that may be cancelled by any of the Acquired Companies without material penalty upon not more than ninety days’ notice;
     (iv) leases (other than leases relating to real property), product supply and purchase agreements and other Contracts (other than (A) those of a type described in clauses (i) through (iii) above, without giving effect to the minimum dollar or term thresholds set forth therein, and (B) Bids) which expressly provide for future payments (other than warranty and other contingent payments) to or from any of the Acquired Companies of more than $500,000, except those that may be cancelled by any of the Acquired Companies without material penalty upon not more than ninety days’ notice;

     (v) to the Knowledge of the Company, Contracts that contain provisions which limit the right of the Company to enter into or engage in any market or line of business; and
     (vi) material Contracts with any Portfolio Companies.
          Notwithstanding the foregoing, Schedule 6.9(a) does not contain any Contracts otherwise required to be set forth thereon which are subject to confidentiality obligations not to disclose the existence of the same on the part of any of the Acquired Companies. All Contracts required to be set forth on Schedule 6.7(b) or 6.9(a) are referred to herein as “Material Contracts”. To the Knowledge of the Company, none of the Acquired Companies is party to any oral Contracts in effect on the date hereof which, if written, would be required to be set forth on Schedule 6.9(a).
          (b) Except as set forth on Schedule 6.9(b), (i) there are no defaults, violations or breaches on the part of any of the Acquired Companies under the provisions of any Material Contract and (ii) to the Knowledge of the Company, there are no defaults, violations or breaches on the part of the other party or parties under the provisions of any Material Contract, except in either case set forth in clauses (i) or (ii) (A) for defaults, violations or breaches which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (B) that in order to avoid a default, violation or breach under any Material Contract the Consent of the other party or parties thereto may be required in connection with the transactions contemplated hereby.
          (c) (i) With respect to each Material Contract that is a Government Contract or Bid, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as set forth on Schedule 6.9(c): (A) to the Knowledge of the Company, each of the Acquired Companies is in compliance with all terms thereof and all applicable requirements of Law relating thereto; (B) no written notice has been received by any of the Acquired Companies in the last three years alleging that any of the Acquired Companies is in breach or violation of any statutory, regulatory or contractual requirement related thereto; (C) no written notice of termination, cure notice or show-cause notice has been received by any of the Acquired Companies in the last three years related thereto; and (D) to the Knowledge of the Company, no notice of breach, violation or termination, cure notice or show-cause notice has been threatened against any Acquired Company in the last three years related thereto.
     (ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as set forth on Schedule 6.9(c), (A) to the Knowledge of the Company, none of the Acquired Companies is (and for the last three years has not been) under administrative, civil or criminal investigation (other than routine audits) or indictment by the U.S. Government with respect to any alleged irregularity, misstatement or omission regarding a Government Contract or Bid; (B) none of the Acquired Companies is (and for the last three years has not been) suspended or debarred from doing business with the U.S. Government or declared nonresponsible or ineligible for U.S. government contracting; and (C) none of the Acquired Companies has in the last three years made a voluntary disclosure under the United States Department of Defense voluntary disclosure program or under any voluntary disclosure program of another U.S. Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid.
     (iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as set forth on Schedule 6.9(c), to the Knowledge of the Company, there are no circumstances existing on the date hereof that would warrant the United States Department of Defense or any other U.S. Governmental Entity to initiate suspension or disbarment proceedings or the finding of nonresponsibility or ineligibility on the part of any Acquired Company.
          SECTION 6.10 Compliance With Laws. Except as set forth on Schedule 6.10, each of the Acquired Companies is and has been in the last three years in compliance with all Laws, including Laws related to export compliance and the Foreign Corrupt Practices Act (but other than Environmental Laws), applicable to them, except for failures to so comply which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.10, in the last three years, no written notice (including any notice relating to an Action) has been received by any of the Acquired Companies alleging a violation of any such Laws (other than Environmental Laws) which has not been cured, other than such notices as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no product, technical data or service provided, made, sold, distributed or owned by the Acquired Companies in the last three years has been disclosed, disseminated or released by an Acquired Company to a foreign national in the United States in a manner that required an Acquired Company to obtain a license for deemed export from the United States without an Acquired Company obtaining such a license.
          SECTION 6.11 Permits. Except as set forth on Schedule 6.11, each of the Acquired Companies possesses all Permits necessary to enable it to own, lease or otherwise hold its assets and to carry on the Business as presently conducted, other than any such Permits which if not obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.11, each of the Acquired Companies is in compliance with the terms and conditions of such Permits that are issued to it, except for such failures to so comply which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          SECTION 6.12 Taxes. Except as set forth on Schedule 6.12 or as otherwise made available to Buyer:
          (a) all material Tax Returns required to be filed by any of the Acquired Companies for periods ending on or prior to the Closing Date have been or will be timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed and all Taxes reported on such Tax Returns due on or prior to the Closing

Date have been or will be timely paid (other than those Taxes which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP). Neither of the Acquired Companies is on the date hereof the beneficiary of any extension of time within which to file any Tax Return. Each of the Acquired Companies has withheld and paid all Taxes shown as required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed;
          (b) there are no material audits, disputes, claims, assessments, levies or administrative proceedings pending or, to the Knowledge of the Company, threatened against any of the Acquired Companies relating to Taxes, and in the last three years no taxing authority has given any Acquired Company written notice of the commencement of any material audit, examination or deficiency action with respect to Taxes;
          (c) all Taxes due with respect to any completed and settled audit, examination or deficiency action with any taxing authority for which any of the Acquired Companies might otherwise be liable have been paid in full;
          (d) no liens for Taxes exist with respect to any of the assets of any of the Acquired Companies, except for Permitted Liens;
          (e) None of the Acquired Companies has in the last three years requested a waiver of, or extended or waived, the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax;
          (f) RSL has been properly treated as a disregarded entity of the Company under Treasury Regulations Section 301.7701-2(c)(2)(i) since the date of its formation;
          (g) the Company has been properly treated as a disregarded entity under Treasury Regulations Section 301.7701-2(c)(2)(i) or as a partnership under Treasury Regulations Section 301.7701-2(c)(1) since the date of its formation;
          (h) neither of the Acquired Companies is a party to or bound by any tax allocation or sharing agreement (other than those set forth in Schedule 6.9(a)); and
          (i) neither of the Acquired Companies will be required to include any item or income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
     (A) adjustment under Section 481 of the Code made prior to the Closing Date; or
     (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date.

          SECTION 6.13 Litigation. Except as set forth on Schedule 6.13, none of the Acquired Companies is a party to any individual Action with respect to which there is a reasonable likelihood of an adverse determination which would reasonably be expected to result in damages payable by an Acquired Company after the Closing Date of greater than $1 million and, except as set forth on Schedule 6.13, to the Knowledge of the Company, no such Action has been threatened within the last three years. Except as set forth on Schedule 6.13, there are no outstanding orders, rulings, decrees or judgments to which any of the Acquired Companies is a party or by which any of them are bound by or with any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
          SECTION 6.14 Intellectual Property.
          (a) The Patents and Trademarks set forth on Schedule 16.1 comprise all of the material Patents and Trademarks owned by any of the Acquired Companies.
          (b) Schedule 6.14(b) sets forth a list of all material written license agreements (other than standard off-the-shelf software licenses) in effect on the date hereof pursuant to which any of the Acquired Companies license or is licensed to use any Business Intellectual Property and under which any Acquired Company or third party thereunder has an express obligation that is required to be performed after the date hereof:
          (c) Except as set forth on Schedule 6.14(c):
     (i) there are no written claims or demands which have been received by any of the Acquired Companies within the past three years, or any Actions which are pending or to the Knowledge of the Company were threatened within the past three years against any Acquired Company, which (A) challenge the validity and enforceability of, or the ownership interests of any of the Acquired Companies in, any of the Patents and Trademarks set forth on Schedule 16.1 or (B) allege that any product or service of any of the Acquired Companies infringes the intellectual property rights of others and which, in any case set forth in clauses (A) or (B), would, if successfully asserted, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
     (ii) to the Knowledge of the Company, no product or service of any of the Acquired Companies infringes the intellectual property rights of others in a manner that would, if proven, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
     (iii) to the Knowledge of the Company, one or more of the Acquired Companies own or have a right to use all of the Business Intellectual Property free of any restrictions that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;
     (iv) none of the Acquired Companies is a party to any agreement with any Person not to sue or otherwise enforce any legal rights with respect to Business Intellectual

Property, which agreement would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and
     (v) to the Knowledge of the Company, none of the Acquired Companies is party to any oral Contracts in effect on the date hereof which, if written, would be required to be set forth on Schedule 6.14(b).
          (d) Each of the Acquired Companies has taken reasonable steps to protect its right, title and interest in and to its Patents and Trademarks set forth on Schedule 16.1.
          (e) The Business Intellectual Property, the Intellectual Property to be licensed by Automation pursuant to Section 9.8, the Intellectual Property subject to covenants not to sue by Automation and Collins in the IP Agreement and intellectual property rights under Contracts of the Acquired Companies comprise the intellectual property rights necessary to conduct the Business as conducted on the date of this Agreement and as it will be conducted on the Closing Date, except for such intellectual property rights the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (f) Notwithstanding the generality of any other representations and warranties contained in this Agreement, this Section 6.14 will be deemed to contain the only representations and warranties in this Agreement with respect to intellectual property matters.
          SECTION 6.15 Conduct of Business Since March 31, 2006.
          (a) Except as set forth on Schedule 6.15 and as contemplated by this Agreement, from March 31, 2006 to the date hereof (i) the Business has been conducted by the Acquired Companies in the Ordinary Course of Business and (ii) there has not been any change in the business, financial condition or operations of the Acquired Companies, taken as a whole, which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
          (b) Except as set forth on Schedule 6.15 or as contemplated by this Agreement, from March 31, 2006 to the date hereof there has not been:
     (i) any general increase in the rate or terms of any compensation, bonuses, pension or other employee benefit plans payable to or for the benefit of employees of any of the Acquired Companies other than in the Ordinary Course of Business;
     (ii) sold or transferred any material assets of any of the Acquired Companies, other than inventories in the Ordinary Course of Business;
     (iii) incurred or guaranteed by any of the Acquired Companies any indebtedness for borrowed money, other than in the Ordinary Course of Business;
     (iv) any amendment of the certificate of formation or limited liability company agreement of any of the Acquired Companies;

     (v) paid or declared any dividend or other distributions in respect of the RSC Shares or the RSL Shares (other than in Cash or of assets of any of the Acquired Companies constituting Retained Assets);
     (vi) issued or sold or authorized for issuance or sale any Common Shares or other membership interests in any of the Acquired Companies or any securities convertible into Common Shares of any of the Acquired Companies or other membership interests in any of the Acquired Companies, or granted any option, warrant or other right relating thereto;
     (vii) changed or modified in any material respect any of the credit, collection or payment policies or procedures of any of the Acquired Companies;
     (viii) any material change in the accounting methods, practices or principles of any of the Acquired Companies (other than as permitted by GAAP);
     (ix) any binding authorization to establish any new defined benefit pension plan or to modify the Rockwell Scientific Company Pension Plan;
     (x) any binding authorization to establish any new ERISA Benefit Plan (other than a defined benefit pension plan) or to modify in any material respect any existing ERISA Benefit Plan (other than in the Ordinary Course of Business or as required by Law); or
     (xi) any Contract (other than this Agreement or any arrangement provided for in or contemplated by this Agreement) entered into by any of the Acquired Companies to take any of the types of action described in clauses (i) through (x) of this Section 6.15(b).
          SECTION 6.16 Insurance. Schedule 6.16 sets forth a list of all material current policies of insurance of the Acquired Companies in force as of the date hereof.
          SECTION 6.17 Employees.
          (a) None of the Acquired Companies is a party to any collective bargaining agreement in effect on the date hereof relating to its employees.
          (b) Except as set forth on Schedule 6.17(b), there is no labor strike or work stoppage pending or, to the Knowledge of the Company, threatened against any of the Acquired Companies which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
          (c) Schedule 6.17(c) sets forth each material pension, retirement, 401(k) savings, profit sharing, deferred compensation, stock bonus or other similar plan; each material medical, vision, dental or other health plan; each material life insurance plan; and any other material employee benefit plan, in each case, to which any of the Acquired Companies is on the date hereof required to contribute, or which any of the Acquired Companies on the date hereof sponsors for the benefit of any of their employees, or under which employees (or their beneficiaries) of any of the Acquired Companies (in their capacities as such) are on the date hereof eligible to receive benefits, including any material ERISA Benefit Plan. The plans required to be set forth on Schedule 6.17(c) are referred to herein as the “Plans”.
          (d) All Plans are in compliance with the provisions of ERISA, the Code and the rules and regulations promulgated thereunder to the extent that ERISA, the Code and such rules and regulations are intended to apply to such Plans, except for such failures to so comply which would not reasonably be expected to constitute a plan disqualifying event or result in damages to the Acquired Companies of more than $1 million for any individual failure to so comply. To the Knowledge of the Company, no Plan which is an ERISA Benefit Plan has engaged in any Prohibited Transaction for which there is no exemption and with respect to which any of the Acquired Companies has incurred any Liability which would reasonably be expected to exceed $1 million for such Prohibited Transaction or would reasonably be expected to result in a plan disqualifying event. No Reportable Event has occurred with respect to any Plan subject to Title IV of ERISA which would subject any of the Acquired Companies to any Liability which would reasonably be expected to exceed $1 million for such Reportable Event. None of the Acquired Companies participates in, or owes withdrawal Liability to, any Multiemployer Plan. No Plan that is subject to Title IV of ERISA (a “Title IV Plan”) has incurred an accumulated funding deficiency, whether or not waived, within the meaning of Section 412 of the Code or Section 302 of ERISA, and no condition exists on the date hereof which would reasonably be expected to result in an accumulated funding deficiency as of the last day of the current plan year of any Title IV Plan.
          (e) As of the date hereof, the Rockwell Scientific Company Pension Plan or its related trust has assets with a fair market value at least equal to the projected benefit obligation (“PBO”) of the participants under such Plan as of the date hereof. For this purpose, the term “PBO” means the actuarial present value of the accrued benefits of Acquired Company employees entitled to benefits under such Plan as of the date hereof, based on (i) benefits accrued before the date hereof, but using the actuarial estimates of salary level at retirement age, (ii) the applicable PBGC mortality table and applicable PBGC interest rates (including the immediate and deferred rates) being used to value annuities, and (iii) otherwise the use of actuarial assumptions stated in the last actuarial valuation of such Plan as of January 1, 2005.
          (f) Except as set forth on Schedule 6.17(f), to the Knowledge of the Company, no Acquired Company employee shall accrue or receive material additional benefits or accelerated rights to payment of benefits under any Plan or become entitled to material severance, termination or similar payments as a result of the sale of RSC Shares contemplated by this Agreement.
          SECTION 6.18 Sufficiency of Assets. Except for the Retained Assets, the Acquired Companies’ rights under the Member Loan Agreement, the Cypress Services Agreement and purchase agreements that are subject to Section 9.15, equipment furnished by customers pursuant to Contracts of the Acquired Companies and other assets to which the Acquired Companies have rights under Contracts of the Acquired Companies, the assets and

Contracts of the Acquired Companies and the assets leased by the Acquired Companies constitute all of the material assets which are used by the Acquired Companies in the operation of the Business as conducted on the date hereof and as will be conducted immediately prior to the Closing Date.
          SECTION 6.19 Environmental Matters. Except as set forth on Schedule 6.19(a), (i) the Acquired Companies are in compliance with all Environmental Laws, except for failures to so comply which would not reasonably be expected to result in Environmental Costs of greater than $1.5 million for any individual matter; (ii) during the last three years none of the Acquired Companies has entered into any judgment, decree or order issued by any Governmental Entity or, to the Knowledge of the Company, received any written notice from a Governmental Entity, in any such case relating to non-compliance by any of the Acquired Companies with any Environmental Law or to any investigation or cleanup of Hazardous Substances under any Environmental Law, other than such judgments, decrees, orders or notices that would not reasonably be expected to result in Environmental Costs of greater than $1 million for any individual matter; and (iii) to the Knowledge of the Company, none of the Acquired Companies has received any written communication alleging that any of the Acquired Companies has any Liability under Environmental Laws relating in any manner to the release of Hazardous Substances at any facilities formerly owned or leased by any of the Acquired Companies (or their predecessors, with respect to the Business), other than such written communications or Liabilities that would not reasonably be expected to result in Environmental Costs of greater than $1 million for any individual matter. To the Knowledge of the Company, Schedule 6.19(b) sets forth all third party off-site disposal sites where the Acquired Companies (or their predecessors, with respect to the Business) have disposed of Hazardous Substances in material amounts since 1986. None of the Acquired Companies has assumed any obligation to pay Environmental Costs for any facility of, or for, any Unrelated Former Business (as defined in the Distribution Agreement) or for any facilities of, or for, Automation or Collins (in each case, other than with respect to facilities that are presently or were formerly owned, leased, operated or occupied by one of the Acquired Companies or its predecessors, with respect to the Business, as conducted by the Acquired Companies and its predecessors) pursuant to the terms of the Distribution Agreement, other than Liabilities to the extent relating to the Rockwell Science Center Business (as defined in the Distribution Agreement) or the operations thereof, the Business (as conducted by the Acquired Companies and its predecessors) or the operations thereof or the Rockwell Science Center Assets (as defined in the Distribution Agreement). To the Knowledge of the Company, none of the Acquired Companies has any obligation to pay any Environmental Costs for any facility of, or for, any Unrelated Former Business (as defined in the Distribution Agreement) or of, or for, Automation or Collins (in each case, other than with respect to facilities presently owned or leased by an Acquired Company or facilities set forth on Schedule 6.7(d) or off-site disposal sites used by any Acquired Company or its predecessors, with respect to the Business, as conducted by the Acquired Companies and its predecessors), other than obligations under any Contract or Law in connection with research and development or related services performed by the Acquired Companies. To the Knowledge of the Company, no products sold by the Acquired Companies incorporates or contains any asbestos or asbestos containing materials. For purposes of this Section 6.19, “Environmental Costs” means out-of-pocket costs and expenses reasonably required to be paid by the Acquired Companies resulting from

(A) human injury, damage to property or fines or penalties resulting from the disposal, discharge, handling or release of any Hazardous Substances in violation of any Environmental Law or (B) the investigation, containment, removal, remedying, clean-up or abatement of any Hazardous Substances in the environment (including sediment, soil, air, surface water or groundwater) reasonably necessary to comply with an Environmental Law. Notwithstanding the generality of any other representations and warranties contained in this Agreement, this Section 6.19 will be deemed to contain the only representations and warranties in this Agreement with respect to environmental matters or Environmental Laws.
          SECTION 6.20 Warranties. To Knowledge of the Company, no products, goods or services heretofore sold or provided by any of the Acquired Companies are now subject to any warranty, other than those warranties made in the literature accompanying such products, goods or services, made in written Contracts related to such products, goods or services or required by applicable Law.
          SECTION 6.21 No Brokers. None of the Acquired Companies has authorized any Person to act, or has incurred any Liability to any Person who has acted for it, as broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement and the negotiations leading to it.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF BUYER
          Buyer hereby represents and warrants to Sellers as follows:
          SECTION 7.1 Corporate Organization. Each of Buyer and Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.
          SECTION 7.2 Corporate Authorization. Buyer has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. Guarantor has the requisite corporate power and authority to enter into the Guarantee and to perform its obligations thereunder. The execution, delivery and performance by Buyer of this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. The execution, delivery and performance by Guarantor of the Guarantee have been duly authorized by all necessary corporate action on the part of Guarantor. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity. The Guarantee constitutes a valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

          SECTION 7.3 No Violation or Conflict. Except as set forth on Schedule 7.3, none of the execution, delivery or performance by Buyer or Guarantor of this Agreement, the Guarantee or any other agreement to be executed and delivered pursuant hereto by Buyer or Guarantor nor the consummation by Buyer, Guarantor or any of their Affiliates of the transactions contemplated hereby or thereby will (i) conflict with the certificate of incorporation or by-laws of Buyer or Guarantor, or (ii) violate, conflict with or result in a breach by Buyer, Guarantor or any of their Affiliates of any Contract to which Buyer, Guarantor or any of their Affiliates is a party or by which any of their respective properties are bound or any order, ruling, decree, judgment or arbitration award to which Buyer, Guarantor or any of their Affiliates is subject, except for such violations, conflicts or breaches subject to clause (ii) which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Buyer or Guarantor to consummate the transactions contemplated hereby or by the Guarantee.
          SECTION 7.4 Government Authorizations. Except for the filings required under the HSR Act and as set forth on Schedule 7.4, no material Consent of, with or to any Governmental Entity is required to be obtained or made by or with respect to Buyer, Guarantor or any of their Affiliates in connection with the execution and delivery of this Agreement by Buyer, the execution and delivery of the Guarantee by Guarantor or the consummation by Buyer or Guarantor of the transactions contemplated hereby and thereby.
          SECTION 7.5 Litigation. Except as set forth on Schedule 7.5, none of Buyer or its Affiliates is a party to any Action (i) with respect to which there is a reasonable likelihood of an adverse determination which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or Guarantor to consummate the transactions contemplated by the Guarantee or (ii) which challenges or otherwise relates to the transactions contemplated by this Agreement or the Guarantee, and except as set forth on Schedule 7.5, to Buyer’s knowledge, no such Action has been threatened in writing. Except as set forth on Schedule 7.5, there are no outstanding orders, rulings, decrees or judgments to which Buyer or any of its Affiliates is a party or by which any of them is bound by or with any Governmental Entity (i) which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or Guarantor to consummate the transactions contemplated by the Guarantee or (ii) which challenges or otherwise relates to the transactions contemplated by this Agreement or the Guarantee.
          SECTION 7.6 Knowledge. Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of the purchase of the RSC Shares.
          SECTION 7.7 Acquisition of RSC Shares for Investment. Buyer is acquiring the RSC Shares for investment only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the RSC Shares. Buyer agrees that the RSC Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act.
          SECTION 7.8 Sufficient Funds. Buyer has available to it, and Buyer will have available to it on the Closing Date, sufficient funds to pay the Purchase Price and consummate the other transactions contemplated by this Agreement to be consummated by Buyer.
          SECTION 7.9 No Brokers. None of Buyer or its Affiliates has authorized any Person to act, or has incurred any Liability to any Person who has acted for it, as broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement and the negotiations leading to it.
ARTICLE VIII
INVESTIGATION BY BUYER; CONFIDENTIALITY
          Between the date of this Agreement and the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 14.1, Sellers will jointly cause the Acquired Companies to provide Buyer and its Representatives with reasonable access, during normal business hours and upon reasonable notice, to the facilities, books, records, customers and personnel of the Acquired Companies; provided, however, that (i) such access will not unreasonably interfere with the normal operations of the Acquired Companies and (ii) such access with customers of the Acquired Companies shall only be conducted jointly with Representatives of Automation or Collins. Buyer acknowledges that all such information being provided pursuant to this Article VIII is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.
ARTICLE IX
COVENANTS
          SECTION 9.1 Conduct of Business Prior to the Effective Time.
          (a) Between the date of this Agreement and the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 14.1, except as set forth on Schedule 9.1 or as otherwise contemplated by this Agreement, Sellers will jointly cause the Acquired Companies to conduct the Business in the Ordinary Course of Business. Between the date of this Agreement and the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 14.1, except as set forth on Schedule 9.1 or as otherwise contemplated by this Agreement, Sellers will jointly cause the Acquired Companies not to engage in, without the consent of Buyer (which will not be unreasonably withheld, conditioned or delayed), any transaction which, if engaged in since March 31, 2006, but on or before the date of this Agreement, would constitute a breach of the representations and warranties of Sellers contained in Section 6.15(b).

          (b) Between the date of this Agreement and the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 14.1, Sellers will jointly cause the Acquired Companies to use commercially reasonable efforts to maintain, consistent with past practices, relationships with suppliers and customers having business relations with the Acquired Companies (it being understood that such efforts will not include any requirement or obligation of any Seller or any Acquired Company to pay any consideration not otherwise required to be paid or offer or grant any financial accommodation or other benefit not otherwise required to be made).
          SECTION 9.2 Exclusive Dealing. Between the date of this Agreement and the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 14.1, each Seller will not and will cause its Representatives not to, and Sellers will jointly cause the Acquired Companies and each of the Acquired Companies’ Representatives not to, solicit, encourage or initiate proposals, inquiries or offers from, participate in negotiations with, or provide any material information to, or enter into any Contract with any Person (other than Buyer or its Representatives or Governmental Entities with respect to the transactions contemplated by this Agreement) concerning any purchase of the RSC Shares or the RSL Shares or any merger of any of the Acquired Companies, sale of any substantial portion of the assets of any of the Acquired Companies (other than sales of inventory and other assets in the Ordinary Course of Business) or similar transaction involving any of the Acquired Companies.
          SECTION 9.3 HSR Act Compliance. Each Seller and Buyer will promptly, and in any event within fifteen days after execution of this Agreement, make or cause to be made all filings or submissions as are required under the HSR Act. Each Seller and Buyer will promptly furnish to the other Parties such necessary information and reasonable assistance as any of the other Parties may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Each Seller and Buyer will promptly provide the other Parties with copies of all written communications (and memoranda setting forth the substance of all oral communications) by or between each of them or their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, each Seller and Buyer will promptly notify the other Parties of the receipt and content of any inquiries or requests for additional information made by any Governmental Entity in connection therewith and will (i) comply promptly with any such inquiry or request and (ii) promptly provide the other Parties with a description of the information provided to any Governmental Entity with respect to any such inquiry or request. In addition, each Seller and Buyer will keep the other Parties apprised of the status of any such inquiry or request.
          SECTION 9.4 Commercially Reasonable Efforts. Between the date of this Agreement and the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 14.1, (i) Buyer will use its commercially reasonable efforts to cause to be fulfilled the conditions to the obligations of Sellers set forth in Article XII, (ii) each Seller will use its commercially reasonable efforts to cause to be fulfilled the conditions to the obligations of Buyer set forth in Article XI that are applicable to such Seller and (iii) Buyer and each Seller will use its commercially reasonable efforts to take all actions necessary or advisable under Law to consummate or make effective the transactions contemplated by this Agreement.
          SECTION 9.5 Further Assurances. From time to time after the Closing, as and when requested by any other Party, each Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such actions as such other Party may reasonably request to consummate the transactions contemplated by this Agreement.
          SECTION 9.6 Obligations Relating to the Business.
          (a) Prior to the Closing, Buyer will, at its expense, take or cause to be taken all actions and enter into such agreements and arrangements as shall be necessary to effect, effective as of the Effective Time, the release of each of the Members from, and the substitution of Buyer for each of the Members relating to, all primary, contingent, secondary, joint, several and other Liabilities in respect of those Financial Instruments set forth on Schedule 9.6(a).
          (b) Buyer will, at its expense, use its commercially reasonable efforts to take or cause to be taken all actions and to enter into such agreements and arrangements as shall be necessary to effect, effective as of the Effective Time, the release of each of the Members from, and the substitution of Buyer for each of the Members relating to, all primary, contingent, secondary, joint, several and other Liabilities in respect of those bonds, indemnities, assurances and other Contracts set forth on Schedule 9.6(b); provided, however, that Buyer will not be obligated to pay any consideration therefor to any third party (it being understood that all Liabilities in respect of such bonds, indemnities, assurances and Contracts are also subject to indemnification by Buyer pursuant to Section 13.2).
          (c) As of the Effective Time, Sellers shall cause the Acquired Companies to have cash on hand in an amount equal to the sum of (i) Six Million Three Hundred Twenty-Five Thousand Three Hundred Twenty-Two dollars ($6,325,322) and (ii) the amount obtained by multiplying Three Million Eight Hundred Eighty-Seven Thousand Four Hundred Fifty-Four dollars ($3,887,454) by a fraction, the numerator of which is the number of days (up to a maximum of 365 days) in the period from and including October 1, 2005 to the Closing Date, and the denominator of which is 365 (it being understood that each Seller’s obligation shall be limited to causing the Acquired Companies to so have cash on hand equal to one-half of such amounts).
          (d) Following the Closing, Buyer will cause the Company to (i) make irrevocable contributions to the trust established pursuant to the Rabbi Trust Agreement dated September 20, 2004 by and between the Company and Mellon Bank, N.A. (the “Rabbi Trust Agreement”) in the amount of Five Million Four Hundred Thirty-Eight Thousand dollars ($5,438,000) within three business days following the Closing Date, (ii) pay all retention bonuses and transition bonuses pursuant to, and in the amounts and time periods required by, the Executive Retention and Transition Bonus Agreements described in Section 6.9(a)(ii) of Schedule 6.9(a) and (iii) use the amounts set forth in Section 9.6(c)(ii) to make incentive compensation and bonus payments to employees of the Acquired Companies in respect of fiscal year 2006 under the Company’s Annual Result Sharing Plan as in effect on the date hereof in the Ordinary Course of Business.
          SECTION 9.7 Cash Management.
          (a) Buyer will pay Automation (by wire transfer to Automation’s bank account at Mellon Bank, N.A., Pittsburgh, Pennsylvania, Account No. 102-3474 (ABA: 043 000 261; SWIFT: MELN US 3P)), within five business days after the Closing Date, an amount equal to one-half of the sum of (i) all cash balances in the bank accounts of any of the Acquired Companies (after deducting from such balances the amount of any outstanding checks) as of the Effective Time (other than RSC LTIP Cash and amounts pursuant to Section 9.6(c)), (ii) all balances contained as of the Effective Time in petty cash locations of any of the Acquired Companies, (iii) the dollar value of travelers checks as of the Effective Time at locations of any of the Acquired Companies and (iv) the amount of all checks and wire transfers received by any of the Acquired Companies prior to the Effective Time which were not deposited in bank accounts of any of the Acquired Companies prior to the Effective Time or which were so deposited but are not reflected as cash on deposit in any bank accounts of the Acquired Companies as of or prior to the Effective Time.
          (b) Buyer will pay Collins (by wire transfer to Collins’ bank account at Mellon Bank, N.A., Pittsburgh, Pennsylvania, Account No. 091-2704 (ABA Number: 043-000-261; SWIFT: MELN US 3P)), within five business days after the Closing Date, an amount equal to one-half of the sum of (i) all cash balances in the bank accounts of any of the Acquired Companies (after deducting from such balances the amount of any outstanding checks) as of the Effective Time (other than RSC LTIP Cash and amounts pursuant to Section 9.6(c)), (ii) all balances contained as of the Effective Time in petty cash locations of any of the Acquired Companies, (iii) the dollar value of travelers checks as of the Effective Time at locations of any of the Acquired Companies and (iv) the amount of all checks and wire transfers received by any of the Acquired Companies prior to the Effective Time which were not deposited in bank accounts of any of the Acquired Companies prior to the Effective Time or which were so deposited but were not reflected as cash on deposit in any bank accounts of the Acquired Companies as of or prior to the Effective Time.
          SECTION 9.8 Use of Names, Trademarks, Etc.
          (a) From and after the Effective Time, except as permitted in Section 9.8(b), none of Buyer or any of its Affiliates (including the Acquired Companies) will have any rights to any of the Retained Names. From and after the Effective Time, none of Buyer or any of its Affiliates (including the Acquired Companies) will hold itself out as having any affiliation with any of the Members. As soon as reasonably practicable after the Effective Time (but in no event later than thirty days after the Effective Time), Buyer will change the name of each of RSC and RSL (by amending its certificate of formation and limited liability company agreement) to eliminate therefrom the name “Rockwell”.

          (b) Automation hereby grants to the Acquired Companies a non-exclusive, non-transferable license to utilize without obligation to pay royalties to Automation the names, trademarks or trade names “Rockwell” and “Rockwell Scientific” and any corporate symbol or logo related thereto in connection with stationery, supplies, labels, catalogs, vehicles, signs and products of the Acquired Companies described in sections (i) through (iv) of this Section 9.8(b), subject to the terms and conditions of this Section 9.8(b) and Section 9.8(c), in each case, solely in connection with the operation of the Business and in the same manner and to the same extent as such names, trademarks, trade names, corporate symbols or logos were used by the Acquired Companies immediately prior to the Effective Time; provided, that such license shall cease immediately upon expiration of the periods identified below. All goodwill arising from such use shall inure to Automation. Buyer agrees that the nature and quality of all goods and services rendered by the Acquired Companies in connection with such names, trademarks, trade names, corporate symbols or logos shall be advertised, offered and provided in a manner consistent with the quality control standards previously used by the Acquired Companies, and that the Acquired Companies will use such names, trademarks, trade names, corporate symbols or logos in compliance with all applicable laws and regulations.
     (i) All stationery, invoices, purchase orders and other similar documents of a transactional nature, business cards, outside forms such as packing lists, labels, and cartons, forms for internal use only and product literature constituting assets of the Acquired Companies as of the Effective Time may be used for a period of ninety days following the Effective Time or until the supply is exhausted, whichever is the first to occur.
     (ii) All “Rockwell” markings on vehicles constituting assets of the Acquired Companies as of the Effective Time shall be removed prior to the earlier of (A) 120 days following the Effective Time or (B) the date of disposition of the vehicle, whichever is the first to occur.
     (iii) Within ninety days following the Effective Time, Buyer will cause the Acquired Companies to remove from display at all owned and leased facilities constituting assets of the Acquired Companies all demountable displays which contain the names, trademarks or trade names “Rockwell” or “Rockwell Scientific” or any corporate symbol related thereto and Buyer will cause the Acquired Companies to remove, or will cause the removal of, all signs displaying any such name, trademark, trade name or corporate symbol at all such facilities no later than ninety days following the Effective Time.
     (iv) Products of the Acquired Companies in finished goods inventory and work in process (to the extent the same bear the names, trademarks or trade names “Rockwell” or “Rockwell Scientific” at the Effective Time) may be disposed of without remarking in the Ordinary Course of Business.
          (c) (i) Apart from the rights granted under Section 9.8(b), none of Buyer or any of its Affiliates (including the Acquired Companies) shall have any right, title or interest in, or to the use of, any of the Retained Names, either alone or in combination with any other word, name, symbol, device, trademarks, or any combination thereof. Anything contained herein to the contrary notwithstanding, except as expressly permitted by Section 9.8(b), in no event will Buyer or any of its Affiliates (including the Acquired Companies) utilize any of the Retained Names as a component of a company or trade name. Buyer will not, and will cause each of its Affiliates (including the Acquired Companies) not to, challenge or contest the validity of any of the Retained Names, the registration thereof or the ownership thereof by Automation. Buyer will not, and will cause each of its Affiliates (including the Acquired Companies) not to, apply anywhere at any time for any registration as owner or exclusive licensee of any of the Retained Names. If, notwithstanding the foregoing, Buyer or any of its Affiliates (including the Acquired Companies) develops, adopts or acquires, directly or indirectly, any right, title or interest in, or to the use of, any of the Retained Names in any jurisdiction, or any goodwill incident thereto, Buyer will, upon the reasonable request of Automation, and for a nominal consideration of one dollar, assign or cause to be assigned to Automation or any designee of Automation, all right, title and interest in, and to the use of, such Retained Names in any and all jurisdictions, together with any goodwill incident thereto.
     (ii) If the laws of any country require that any mark subject to Section 9.8(b) or the right of any of the Acquired Companies to use any mark as permitted by Section 9.8(b) be registered in order to fully protect Automation, then Buyer and Automation will cooperate in constituting such Acquired Company as a registered user (or its equivalent) in each of the countries in which such registration is necessary. Any expenses for registering such mark or constituting an Acquired Company as a registered user in any country shall be borne by Buyer. Any registration of an Acquired Company as a registered user of any mark hereunder shall be expunged on termination of the period of permitted use under this Agreement or upon a breach or threatened breach by Buyer or any of its Affiliates (including the Acquired Companies) of the terms of this Section 9.8 and Buyer will, upon request of Automation, take or cause to be taken all necessary steps to cause such registration to be so expunged upon such termination or breach or threatened breach.
     (iii) Automation will have the right to terminate the license granted in Section 9.8(b) (except with respect to clauses (i) and (iv) of Section 9.8(b)) in the event of a material breach of this Section 9.8(c) by Buyer or any of its Affiliates (including the Acquired Companies) that has not been cured within thirty days after written notice thereof by Automation to Buyer.
     (iv) Buyer hereby constitutes and appoints Automation the true and lawful attorney of Buyer and its Affiliates (including the Acquired Companies) to act as their attorney-in-fact to execute any documents and to take all necessary steps to cause Buyer and its Subsidiaries to perform any of their obligations set forth in this Section 9.8(c); provided, that notice is provided to Buyer prior to Automation executing any such document.

          SECTION 9.9 Restrictions.
          (a) For a period of three years after the Closing Date, Buyer will not, and Buyer will cause its Affiliates (including the Acquired Companies) not to, use or make use of, in any manner, any Business Intellectual Property, any assets of any of the Acquired Companies or any employee of any of the Acquired Companies as of or after the Closing Date, directly or indirectly, to provide, or in any way in the provision of, any research and development services to the entities listed on Schedule 9.9(a) in the fields of business set forth on Schedule 9.9(a), except (i) to the same extent the Acquired Companies are doing so with respect to such entities listed on Schedule 9.9(a) on the date hereof or (ii) to the extent reasonably deemed necessary by Guarantor to support Buyer’s and its Affiliates businesses and/or product lines existing on the date hereof (other than businesses and/or product lines of the Acquired Companies) with such entities listed on Schedule 9.9(a).
          (b) (i) Buyer shall not, and shall not permit any of its Affiliates (including the Acquired Companies) to, solicit for hire or hire any employee of any Seller or any of its Subsidiaries as of the Closing Date for a period of two years after the Closing Date without the prior written consent of such Seller; provided, that the foregoing will not prevent (A) Buyer or any of its Affiliates from hiring any employee terminated by any Seller or any of its Subsidiaries following such termination, (B) Buyer or any of its Affiliates from hiring any employee of any Seller or any of its Subsidiaries who terminates such employment after six months from the date of such termination or (C) any bona fide public advertisement for employment placed by Buyer or any of its Affiliates not specifically targeted at employees of any Seller or any of its Subsidiaries.
     (ii) Each Seller shall not, and shall not permit any of its Subsidiaries to, solicit for hire or hire any employee of any Acquired Company as of the Closing Date for a period of two years after the Closing Date without the prior written consent of Buyer; provided, that the foregoing will not prevent (A) such Seller or any of its Subsidiaries from hiring any employee terminated by any Acquired Company following such termination, (B) such Seller or any of its Subsidiaries from hiring any employee of any Acquired Company who terminates such employment after six months from the date of such termination or (C) any bona fide public advertisement for employment placed by such Seller or any of its Subsidiaries not specifically targeted at employees of any Acquired Company.
          (c) Each Seller will not, and will cause its respective Subsidiaries not to, develop, manufacture, license, sell or distribute, directly or indirectly;
     (i) for a period of five years after the Closing Date, third generation dual band imagers for the programs set forth on Schedule 9.9(c) or for follow-on awards related to such programs;
     (ii) for a period of five years after the Closing Date, focal plane array imagers for astronomy and spy satellites;

     (iii) for a period of three years after the Closing Date, very high resolution visible light CMOS arrays (meaning visible light CMOS arrays containing twenty five million or more pixels) for surveillance in military satellite, military aircraft and military unmanned aerial vehicle applications (provided that the foregoing shall not prevent any Seller or any of its Subsidiaries from developing, manufacturing, licensing or purchasing cameras containing such very high resolution visible light CMOS arrays (so long as such very high resolution visible light CMOS arrays are not manufactured by such Seller or its Subsidiaries) and integrating them into a surveillance package that is sold or distributed by such Seller or any of its Affiliates); or
     (iv) for a period of five years after the Closing Date, Laser Eye Protection Spectacles using rugate or rugate-based technology, except in connection with follow-on awards under existing contracts or proposals of any Seller or its Subsidiaries relating to laser eye protection spectacles or goggles, provided that neither Seller nor its Subsidiaries shall, for a period of five years after the Closing Date, submit any proposals with respect to Laser Eye Protection Spectacles or participate (including as a subcontractor) in respect of Laser Eye Protection Spectacles under the U.S. Air Force’s Aircrew Laser Eye Protection Block 1 or Block 2 programs, including any follow-on awards related to such programs;
provided, however, that (x) Vision Systems International, LLC, a limited liability company in which Collins holds 50% of the membership interests, shall not be subject to the provisions of this Section 9.9(c) (except that if Collins acquires greater than 50% of the equity interests in Vision Systems International, LLC at any time while this Section 9.9(c) is in effect, the provisions of this Section 9.9(c) will apply to Vision Systems International, LLC for the period that Collins holds greater than 50% of such equity interests) and (y) any Seller or its Subsidiaries may at any time acquire all or any part of any business that derives less than 20% of its revenues from (and such acquired businesses may continue to engage in) operations described in the preceding clauses (i) through (iv). Each Seller agrees that the restrictions contained in this Section 9.9(c) are necessary for protection of the business and goodwill of the Acquired Companies. For the avoidance of doubt, matters pertaining to Excluded IP are governed by the IP Agreement.
          SECTION 9.10 Public Announcements. No press release or public announcement concerning the transactions contemplated hereby will be issued prior to the Closing Date by any Seller or Buyer (or any of their respective Affiliates) without the prior consent of the other Parties (which consent will not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or stock exchange regulation.
          SECTION 9.11 Pre-Closing Transfer of Retained Assets. Prior to the Closing, Sellers will jointly cause, effective at the Effective Time, all assets of the Acquired Companies constituting Retained Assets to be transferred, for no consideration and without any liability or obligation to the Acquired Companies, by the Acquired Companies to a Member (which may be an entity owned by one or more Members).

          SECTION 9.12 Post-Closing Access; Preservation of Records.
          (a) From and after the Closing, Buyer will make or cause to be made available to the Members and their Representatives all books, records and documents of the Acquired Companies (and the assistance of Buyer’s and its Affiliates’ (including the Acquired Companies) employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (i) preparing Tax Returns and financial statements and preparing for or responding to Tax audits covering operations and transactions at or prior to the Effective Time, (ii) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (iii) preparing reports to stockholders, members or Government Entities, (iv) obtaining or seeking to obtain any refund or credit relating to the Acquired Companies for any Pre-Closing Tax Period or (v) such other purposes for which access to such documents is believed by any of the Members to be reasonably necessary; provided, however, that access to such books, records, documents and employees will not unreasonably interfere with the normal operations of Buyer and its Affiliates and the reasonable out-of-pocket expenses of Buyer and its Affiliates incurred in connection therewith will be paid by Sellers. Buyer will maintain and preserve or cause to be maintained and preserved all such books, records and other documents for the greater of (A) seven years after the Closing Date or (B) any applicable statutory or regulatory retention period, as the same may be extended. At the end of such period, Buyer shall provide Sellers with at least thirty calendar days prior written notice before destroying any such books and records, during which period Sellers can elect to take possession of such books and records.
          (b) From and after the Closing, each Seller will make or cause to be made available to Buyer and its Representatives all books, records and documents of such Seller relating to the Acquired Companies (and the assistance of such Seller’s employees responsible for such books, records and documents) during regular business hours for the same purposes, to the extent applicable, as set forth in Section 9.12(a); provided, however, that access to such books, records, documents and employees will not unreasonably interfere with the normal operations of such Seller and the reasonable out-of-pocket expenses of such Seller incurred in connection therewith will be paid by Buyer.
          SECTION 9.13 Certain Intercompany Agreements.
          (a) Effective immediately prior to Closing, (i) all commitments to lend monies under the Member Loan Agreement shall terminate and will be of no further force or effect and any amounts owed by the Company or any Member thereunder will be settled, eliminated or cancelled (in a manner determined by Sellers) and (ii) Collins’ obligations under Section 3.09(j) of the Distribution Agreement shall terminate.
          (b) On the Closing Date, Collins will, and Sellers will jointly cause the Company to, enter into an amendment to the Cypress Services Agreement (the “Cypress Services Agreement Amendment”) in form reasonably satisfactory to Collins and Buyer, providing (i) that the Cypress Services Agreement shall automatically terminate in whole on the one year anniversary of the Closing Date, (ii) that the Company shall have the option to terminate the Cypress Services Agreement in whole prior thereto by providing Collins with written notice of such termination at least ninety days prior to the effective date of such termination, (iii) that the monthly amounts payable for each full or partial month during the term of the Cypress Services Agreement set forth in Sections 2.11(a), (b), (c), (d) and (e) of the Cypress Services Agreement and the rates for determining Incremental Costs (as defined in the Cypress Services Agreement) set forth in Section 2.11(f) of the Cypress Services Agreement will increase by five percent (5%) commencing on January 1, 2007, (iv) that the services to be performed pursuant to the last paragraph of Section 2.01(a)(i), the last paragraph of Section 2.01(b)(i), the last paragraph of Section 2.02, the last paragraph of Section 2.03(a), the last paragraph of Section 2.04, the last paragraph of Section 2.06, the last paragraph of Section 2.07 and the last paragraph of Section 2.08 of the Cypress Services Agreement shall be performed only through the end of the calendar year in which the Cypress Services Agreement is terminated with respect to periods prior to and including the date of termination of the Cypress Services Agreement and (v) for such other modifications as shall be agreed to by Buyer and Collins.
          SECTION 9.14 Directors’ and Officers’ Indemnification and Insurance.
          (a) Buyer shall (i) for a period of six years from the Effective Time, indemnify and hold harmless against all losses, claims, damages, expenses or liabilities, and provide advancement of expenses to, all past and present directors, officers, managers and employees of each of the Acquired Companies (in all of their capacities as such) (“Indemnified Individuals”), to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by any of the Acquired Companies pursuant to the respective limited liability company agreements of the Acquired Companies and any indemnification agreements in existence on the date hereof with any such Indemnified Individuals for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), provided that in the event any claim is asserted or made within such six year period, all rights hereunder in respect of such claim shall continue until disposition thereof and (ii) cause to be maintained for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by any of the Acquired Companies (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured than the current policies maintained by any of the Acquired Companies) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that in no event shall Buyer be required to expend in any one year an amount in excess of 175% of the annual premiums currently paid by the Acquired Companies for such insurance and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Buyer shall be obligated to obtain a policy with the greatest coverage available to a cost not exceeding such amount.
          (b) The provisions of this Section 9.14 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Individual and his or her heirs and legal representatives.

          SECTION 9.15 Purchase Agreements. The parties acknowledge that as of the Effective Time, the Acquired Companies will no longer be able to make purchases under certain corporate or other purchase agreements of the Sellers or their Subsidiaries under which the Acquired Companies may have had rights due to their relationship with the Members, and that Buyer and its Affiliates (including the Acquired Companies) shall be responsible for all expenses incurred in replacing such agreements.
          SECTION 9.16 Confidentiality. During the three year period following the Closing Date, each Seller will, and will use commercially reasonable efforts to cause its Representatives to, hold in confidence all confidential information of the Acquired Companies relating to the Business; provided, that such obligation shall not extend to any such confidential information that (a) is or becomes generally available to the public other than as a result of a disclosure by such Seller or its Representatives after the Closing Date or (b) becomes available to such Seller or any of its Representatives on a non-confidential basis from a source other than any Seller or any of its Representatives. Notwithstanding the foregoing, each Seller will be deemed to have satisfied its obligations under this Section 9.16 with respect to any confidential information if it exercises the same care with regard to such information as it takes to preserve confidentiality for its own similar information.
          SECTION 9.17 Tax Matters.
          (a) Following the Closing, each Seller and Buyer will cooperate with each other Party, as and to the extent reasonably requested by any other Party, in the preparation of any Tax returns and in the conduct of any audit or other proceeding related to Taxes involving or relating to the Acquired Companies. Buyer will promptly provide each Seller with written notification (an “Audit Notice”) of any notice of any Tax audits or other assessments against any of the Acquired Companies involving any Pre-Closing Tax Periods. Upon receipt of an Audit Notice relating to a Pre-Closing Tax Period, Sellers shall have the right to jointly conduct and control, through counsel of their choosing, the defense of the audit or assessment, and may compromise or settle the same with the consent of Buyer or any Acquired Company, which consent shall not be unreasonably be withheld.
          (b) Sellers will jointly be responsible for the preparation and filing of all partnership income Tax returns for the Acquired Companies for all Pre-Closing Tax Periods that are filed after the Closing Date. The Acquired Companies shall be responsible for preparing and providing to Sellers completed initial drafts of such partnership income Tax returns in a manner consistent with past practice within 90 days after the Closing Date.
          (c) (i) Notwithstanding anything to the contrary in this Agreement, unless Sellers and Buyer otherwise agree in writing, (A) the Company (and not Sellers) shall claim any Tax deductions in respect of any stock options of Automation or Collins exercised after the Closing Date by employees or former employees of the Acquired Companies, (B) in the case of any such exercise of any stock option of Automation, Buyer shall pay to Automation the amount of the Tax benefit Actually Realized in respect of such Tax deductions within thirty days of the conclusion of the applicable fiscal quarter and (C) in the case of any such exercise of any stock option of Collins, Buyer shall pay to Collins the amount of the Tax benefit Actually Realized in respect of such Tax deductions within thirty days of the conclusion of the applicable fiscal quarter.
     (ii) Automation shall promptly notify Buyer of the exercise of any stock options of Automation after the Closing Date by employees or former employees of the Acquired Companies, shall collect all applicable withholding Taxes required to be withheld from such employees or former employees in connection with the exercise of such options and shall remit (or cause to be remitted) to Buyer any applicable withholding Taxes so collected by Automation from such employees or former employees. If required by law, Buyer shall cause the Company to withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith. Automation shall within ten days of demand thereof reimburse Buyer for all reasonable out-of-pocket expenses incurred in connection with the exercise of the Automation stock options, including with respect to incremental Tax reporting obligations and any incremental employment Tax obligations; provided that Buyer shall use reasonable efforts to collect any such amounts required to be paid by the applicable employees or former employees of the Acquired Companies.
     (iii) Collins shall promptly notify Buyer of the exercise of any stock options of Collins after the Closing Date by employees or former employees of the Acquired Companies, shall collect all applicable withholding Taxes required to be withheld from such employees or former employees in connection with the exercise of such options and shall remit (or cause to be remitted) to Buyer any applicable withholding Taxes so collected by Collins from such employees or former employees. If required by law, Buyer shall cause the Company to withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith. Collins shall within ten days of demand thereof reimburse Buyer for all reasonable out-of-pocket expenses incurred in connection with the exercise of the Collins stock options, including with respect to incremental Tax reporting obligations and any incremental employment Tax obligations; provided that Buyer shall use reasonable efforts to collect any such amounts required to be paid by the applicable employees or former employees of the Acquired Companies.
     (iv) In the event a Tax audit proceeding shall determine (by settlement or otherwise) that all or a portion of the Tax deductions reported by the Company in respect of the stock options of Automation exercised after the Closing Date by employees or former employees of the Acquired Companies shall be disallowed, Automation shall indemnify Buyer for any resulting Taxes.
     (v) In the event a Tax audit proceeding shall determine (by settlement or otherwise) that all or a portion of the Tax deductions reported by the Company in respect of the stock options of Collins exercised after the Closing Date by employees or former employees of the Acquired Companies shall be disallowed, Collins shall indemnify Buyer for any resulting Taxes.
          (d) Sellers shall be responsible for the payment of any Income Taxes attributable to the Acquired Companies for all Pre-Closing Tax Periods. Sellers shall be entitled to any refunds of Income Taxes relating to the Acquired Companies that are received by or credited to Buyer after the Closing Date and that are attributable to any Pre-Closing Tax Period.
          (e) In the event it is determined by Tax audit proceeding or otherwise that any deduction, loss or credit claimed for any Pre-Closing Tax Period should be claimed for a later period, Buyer shall pay to Sellers the amount of Tax benefits resulting from claiming such deduction, loss or credit for such later period at such time as such Tax benefits are Actually Realized. In the event it is determined by Tax audit proceeding or otherwise that any income, gain or recapture reflected on an income Tax return for any Pre-Closing Tax Period should be reflected on income Tax returns for a later period, each Seller shall pay to Buyer the amount of Tax benefits resulting from the exclusion of such income, gain or recapture from such Pre-Closing Tax Period at such time as such Tax benefits are Actually Realized by such Seller.
          SECTION 9.18 Certain Payments by Sellers.
          (a) From and after January 1, 2007, the Company shall send to Automation one or more invoices for research and development work and reasonable fees totalling Two Million Seven Hundred Fifty Thousand dollars ($2,750,000) for services expected to be provided by the Company in 2007 to a Person or Persons designated by Buyer. From and after January 1, 2007, the Company shall send to Collins one or more invoices for research and development work and reasonable fees totalling Two Million Seven Hundred Fifty Thousand dollars ($2,750,000) for services expected to be provided by the Company in 2007 to a Person or Persons designated by Buyer. Such invoiced amounts will cover the Company’s costs and reasonable fees for any such services. Each such invoice shall be paid by Automation or Collins, as the case may be, within 30 days of receipt from the Company.
          (b) From and after January 1, 2009, the Company shall send to Automation one or more invoices for research and development work and reasonable fees totalling One Million Two Hundred Fifty Thousand dollars ($1,250,000) for services expected to be provided by the Company in 2009 to a Person or Persons designated by Buyer. From and after January 1, 2009, the Company shall send to Collins one or more invoices for research and development work and reasonable fees totalling One Million Two Hundred Fifty Thousand dollars ($1,250,000) for services expected to be provided by the Company in 2009 to a Person or Persons designated by Buyer. Such invoiced amounts will cover the Company’s costs and reasonable fees for any such services. Each such invoice shall be paid by Automation or Collins, as the case may be, within 30 days of receipt from the Company.
          (c) For avoidance of doubt, the provisions set forth in this Section 9.18 for research and development services are in addition to services under the Collins Services Agreement, the Automation Services Agreement and the Transition Agreement, dated as of December 6, 1996, among New Rockwell International Corporation, The Boeing Company and Rockwell International Corporation.

ARTICLE X
EMPLOYEE MATTERS
          SECTION 10.1 Offer of Employment. Buyer will cause the Acquired Companies to continue to employ, commencing as of the Closing Date, each of the employees of the Acquired Companies who are employed (including those who are actively employed or on layoff, leave or short-term or long-term disability or other permitted absence from employment, whether paid or unpaid) immediately prior to the Closing Date. Buyer will cause the Acquired Companies to continue to provide to each such employee, commencing as of the Closing Date, a salary or wage level at least equal to that which such employee was entitled to from the Acquired Companies immediately prior to the Closing Date and employee benefits comparable in all material respects to and no less favorable in the aggregate than the employee benefits provided to each such employee by the Acquired Companies immediately prior to the Closing Date. Nothing contained herein shall prevent Buyer from changing any employment status, salary or employee benefits to such employees after the Closing Date (provided that Section 13.2 shall apply with respect to any such actions).
          SECTION 10.2 Welfare Plans. If any employee of any Acquired Company on the Closing Date becomes, on or after the Closing Date, a participant in any employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) or other employee welfare benefit or fringe benefit arrangements of Buyer or any of its Affiliates (collectively, the “Buyer Benefit Plans”), Buyer will cause (i) the Buyer Benefit Plans to provide for the immediate participation of such employee pursuant to its terms and (ii) the Buyer Benefit Plans to credit each employee with the same service and any other item credited to or otherwise accumulated for the benefit of such employee under the corresponding welfare benefit plans of the Acquired Companies (except the Teledyne Pension Plan which was closed in January 2004 to new participants and the Teledyne Stock Advantage Plan), including service credited for waiting periods and amounts credited toward any medical or health insurance deductible or co-payments or out-of-pocket maximums. Without limiting the generality of the foregoing, Buyer will cause each Buyer Benefit Plan, to the extent applicable: (i) to recognize all amounts applied to deductibles, co-payments, out-of-pocket maximums and lifetime maximum benefits with respect to each such employee under the corresponding welfare benefit plan of the Acquired Companies; (ii) to recognize all service credited to waiting periods with respect to each such employee under the corresponding welfare benefit plan of the Acquired Companies; (iii) to not impose any limitations on coverage of pre-existing conditions of any such employee, except to the extent such limitations applied to such employee under the corresponding welfare benefit plan of the Acquired Companies; and (iv) to not impose any other conditions (such as proof of good health, evidence of insurability or a requirement of a physical examination) upon the participation by any such employee who was participating in the corresponding welfare benefit plan of the Acquired Companies.
          SECTION 10.3 Long-Term Incentive Plan. From and after the Closing until all payments required to be made thereunder have been made, Buyer will cause the Company to retain sponsorship of the Company’s Long-Term Incentive Plan 2003-2007 (the “RSC LTIP”)

and to make payments to participants thereunder in accordance with the terms thereof as in effect immediately prior to the Closing. Each Seller will, and will cause each of its Affiliates to, and Sellers will jointly cause any Person jointly owned by Automation and/or any of its Affiliates and Collins and/or any of its Affiliates to, cause to be transferred to the Company, for deposit into the RSC LTIP Fund, one-third of the net cash actually received (net of expenses incurred in connection therewith) by such Member prior to September 30, 2007 from the liquidation by any such Member of securities held by such Member in Portfolio Companies that are held by it, as approved by such Member; provided that, if the securities held by such Member in any of the Portfolio Companies are liquidated by such Member in connection with the sale or transfer of other assets of such Member or any of its Subsidiaries, then the amount, if any, of such net cash attributable to the liquidation of securities held by such Member in such Portfolio Companies shall be determined by such Member in its sole discretion.
ARTICLE XI
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER
          The obligations of Buyer to consummate the transactions contemplated hereby will be subject to the satisfaction or waiver by Buyer of each of the following conditions:
          SECTION 11.1 Representations and Warranties. The representations and warranties of each Seller contained in Article V and of Sellers contained in Article VI (i) that are qualified as to Material Adverse Effect shall be true and correct as of the Closing Date, except to the extent such representations and warranties are by their express terms made as of the date of this Agreement or another specific date (in which case, such representations and warranties shall be true and correct as of such date), and (ii) the representations and warranties of each Seller contained in Article V and of Sellers contained in Article VI that are not qualified as to Material Adverse Effect shall be true and correct as of the Closing Date, except to the extent such representations and warranties are by their express terms made as of the date of this Agreement or another specific date (in which case, such representations and warranties shall be true and correct as of such date), except for failures of the representations and warranties referred to in this clause (ii) to be so true and correct as do not and would not reasonably be expected to have, in the aggregate, a Material Adverse Effect, and there shall have been delivered to Buyer a certificate signed by an executive officer of each Seller confirming the foregoing as of the Closing Date with respect to the representations and warranties of such Seller contained in Article V and the representations and warranties of Sellers contained in Article VI.
          SECTION 11.2 Covenants and Agreements. The covenants and agreements of each Seller to be performed or complied with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects or waived by Buyer and there shall have been delivered to Buyer a certificate signed by an executive officer of such Seller confirming the foregoing as of the Closing Date.

          SECTION 11.3 No Adverse Order. There shall not be in effect on the Closing Date any judgment, decree or order issued by any court of competent jurisdiction which restrains or prohibits the consummation by any Seller or Buyer of the transactions contemplated hereby.
          SECTION 11.4 HSR Act. The applicable waiting period under the HSR Act shall have expired or terminated.
          SECTION 11.5 No Material Adverse Effect. Since the date of this Agreement, there shall not have been any change in the business, financial condition or operations of the Acquired Companies, taken as a whole, that has had or would reasonably be expected to have a Material Adverse Effect.
ARTICLE XII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS
          The obligations of Sellers to consummate the transactions contemplated hereby will be subject to the satisfaction or waiver by each Seller of each of the following conditions:
          SECTION 12.1 Representations and Warranties. The representations and warranties of Buyer contained in Article VII (i) that are qualified as to “material adverse effect” shall be true and correct as of the Closing Date, except to the extent such representations and warranties are by their express terms made as of the date of this Agreement or another specific date (in which case, such representations and warranties shall be true and correct as of such date), and (ii) the representations and warranties of Buyer contained in Article VII that are not qualified as to “material adverse effect” shall be true and correct as of the Closing Date, except to the extent such representations and warranties are by their express terms made as of the date of this Agreement or another specific date (in which case, such representations and warranties shall be true and correct as of such date), except for failures of the representations and warranties referred to in this clause (ii) to be so true and correct as do not and would not reasonably be expected to have, in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby, and there shall have been delivered to each Seller a certificate signed by an executive officer of Buyer confirming the foregoing as of the Closing Date.
          SECTION 12.2 Covenants and Agreements. The covenants and agreements of Buyer to be performed or complied with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects or waived by each Seller and there shall have been delivered to each Seller a certificate signed by an executive officer of Buyer confirming the foregoing as of the Closing Date.
          SECTION 12.3 No Adverse Order. There shall not be in effect on the Closing Date any judgment, decree or order issued by any court of competent jurisdiction which restrains or prohibits the consummation by Buyer or any Seller of the transactions contemplated hereby.

          SECTION 12.4 HSR Act. The applicable waiting period under the HSR Act shall have expired or terminated.
          SECTION 12.5 Guarantee. The Guarantee shall be in full force and effect as of the Closing Date.
ARTICLE XIII
INDEMNIFICATION
          SECTION 13.1 Indemnification by Sellers.
          (a) Each Seller will, severally and not jointly, indemnify, defend and hold harmless Buyer and its Representatives (collectively, the “Buyer Group”) from and against, and pay or reimburse, as the case may be, the Buyer Group for, any and all Damages actually (and as) incurred by any member of the Buyer Group based upon or arising out of:
     (i) the breach by such Seller of any of such Seller’s representations and warranties contained in Article V; or
     (ii) the breach by such Seller of any covenant or agreement of such Seller contained in this Agreement, other than covenants and agreements that are required by the express terms of this Agreement to be performed jointly by Sellers (which are covered by Section 13.1(b)(ii)).
          (b) Each Seller will, severally and not jointly, indemnify, defend and hold harmless the Buyer Group from and against, and pay or reimburse, as the case may be, the Buyer Group for, one-half of any and all Damages actually (and as) incurred by any member of the Buyer Group based upon or arising out of:
     (i) the breach by Sellers of any the representations and warranties contained in Article VI, except for those representations and warranties related to Income Taxes contained in Section 6.12 of this Agreement (with the exception of Sections 6.12(h) and (i) which are covered by this Section 13.1(b)(i)), it being understood that indemnification for Income Taxes shall otherwise be covered exclusively by Section 13.1(b)(v) hereof;
     (ii) the breach by Sellers of any covenant or agreement contained in this Agreement that is required by the express terms of this Agreement to be performed jointly by Sellers;
     (iii) Retained Assets;
     (iv) any Closing Date Indebtedness; or
     (v) any Income Taxes of the Acquired Companies for a Pre-Closing Tax Period.

          SECTION 13.2 Indemnification by Buyer. Buyer will, and will cause each of the Acquired Companies to, indemnify, defend and hold harmless each of the Members and each of their respective Representatives (collectively, the “Seller Group”) from and against, and pay or reimburse, as the case may be, the Seller Group for, any and all Damages actually (and as) incurred by any member of the Seller Group based upon or arising out of:
          (a) the breach by Buyer of any of Buyer’s representations and warranties contained in Article VII;
          (b) the breach by Buyer of any covenant or agreement of Buyer contained in this Agreement;
          (c) the assertion against any member of the Seller Group of any Liabilities of any of the Acquired Companies (other than any Closing Date Indebtedness or other Liabilities to the extent required to be indemnified by Sellers pursuant to Section 13.1 hereof);
          (d) any and all Liabilities of any of the Members relating to any of the Acquired Companies, the Business, the operation thereof, or the assets of any of the Acquired Companies, including Liabilities under or related to any and all Financial Instruments set forth on Schedule 9.6(a) or Contracts set forth on Schedule 9.6(b) and other guaranties or obligations to perform or assure performance given or made by any of the Members relating to any of the Acquired Companies or the Business (but excluding each Seller’s obligations under this Agreement and each agreement entered into by such Seller pursuant to this Agreement, each Seller’s obligations that survive Closing under agreements in effect on the date hereof between such Seller and any Acquired Company (and no other third party) and any such Liabilities relating to any Closing Date Indebtedness or other Liabilities to the extent required to be indemnified by Sellers pursuant to Section 13.1 hereof), or the assertion against any member of the Seller Group of any such Liabilities;
          (e) any termination on or after the Closing Date of any employee of any of the Acquired Companies, or the assertion against any member of the Seller Group of any Liabilities with respect thereto;
          (f) any change on or after the Closing Date of the salary, bonus or other compensation of any employee of any of the Acquired Companies (from the salary, bonus or other compensation in effect for such employee immediately prior to the Closing Date), or the assertion against any member of the Seller Group of any Liabilities with respect thereto;
          (g) any discontinuance, suspension or modification by any of the Acquired Companies on or after the Closing Date of any employee benefit plan, agreement or arrangement in effect with respect to any employee or former employee of any of the Acquired Companies immediately prior to the Closing Date, or the assertion against any member of the Seller Group of any Liabilities with respect thereto;
          (h) any actions by Buyer or any of its Affiliates (including the Acquired Companies) on or after the Closing Date with respect to the Rockwell Scientific Company

Pension Plan or the assets thereof that could result in any Liability on the part of any Member; or
     (i) the ownership or operation of any of the Acquired Companies on or after the Closing Date, or the assertion against any member of the Seller Group of any Liabilities with respect thereto.
     SECTION 13.3 Indemnification Procedures.
     (a) If any claim or demand is made against an Indemnified Party with respect to any matter, or any Indemnified Party shall otherwise learn of an assertion or of a potential claim, by any Person who is not a party to this Agreement (or an Affiliate thereof) which may give rise to a claim for indemnification against an Indemnifying Party under this Agreement (a “Third Party Claim”), then the Indemnified Party will reasonably promptly notify the Indemnifying Party in writing and in reasonable detail of the Third Party Claim (including the factual basis for the Third Party Claim, and, to the extent known, the amount of the Third Party Claim); provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will affect the Indemnifying Party’s obligations under this Article XIII, except to the extent the Indemnifying Party is actually prejudiced as a result thereof (except that the Indemnifying Party will not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party will deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all non-ministerial notices and documents (including court papers) received or transmitted by the Indemnified Party relating to the Third Party Claim.
     (b) The Indemnifying Party will have the right to participate in or to assume (or in the case of a claim under Section 13.1(b), jointly assume) the defense of any Third Party Claim (in either case at the expense of the Indemnifying Party) with counsel of its choice reasonably satisfactory to the Indemnified Party. The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that, if the Indemnifying Party and the Indemnified Party reasonably agree that a conflict of interest exists in respect of such claim, such Indemnified Party will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnified Parties) shall be paid by the Indemnifying Party. If the Indemnifying Party is conducting the defense of the Third Party Claim the Indemnified Party, at its sole cost and expense, may retain separate counsel, and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party will control such defense.

     (c) No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without each Indemnified Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed); provided, that, if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Damages in connection with such Third Party Claim and unconditionally releases the Indemnified Party and each member of such Indemnified Party’s Group completely from all Liability in connection with such Third Party Claim; provided, however, that the Indemnified Party may refuse to agree to any such settlement, compromise or discharge (x) that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or any member of such Indemnified Party’s Group or (y) that, in the reasonable opinion of the Indemnified Party, would otherwise materially adversely affect the Indemnified Party or any member of such Indemnified Party’s Group. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party will not, and will cause its Affiliates not to, admit any liability, consent to the entry of any judgment or agree to any settlement, compromise or discharge with respect to any Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed).
     (d) If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will keep the Indemnified Party informed of all material developments relating to or in connection with such Third Party Claim. If the Indemnifying Party chooses to defend a Third Party Claim, the Parties will cooperate in the defense thereof (and the Indemnifying Party will reimburse the Indemnified Party for all reasonable out-of-pocket expenses incurred by the Indemnified Party in connection with such cooperation), which cooperation will include the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
     (e) Any claim on account of Damages for which indemnification is provided under this Agreement that does not involve a Third Party Claim will be asserted by reasonably prompt written notice given by the Indemnified Party to the Indemnifying Party from whom such indemnification is sought. The delay by any Indemnified Party to so notify the Indemnifying Party will not affect the Indemnifying Party’s obligations under this Article XIII, except to the extent that the Indemnifying Party is actually prejudiced as a result thereof.
     (f) In the event of payment in full by an Indemnifying Party (or, in the case of a claim under Section 13.1(b), by each Indemnifying Party) to any Indemnified Party in connection with any claim (an “Indemnified Claim”), such Indemnifying Party will be subrogated to and will stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Indemnified Claim against any claimant or plaintiff asserting such Indemnified Claim or against any other Person. Such Indemnified Party will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.
     SECTION 13.4 Certain Limitations.
     (a) The amount which an Indemnifying Party is or may be required to pay to an Indemnified Party in respect of Damages for which indemnification is provided under this Agreement will be reduced by any amounts (or, in the case of a claim under Section 13.1(b), one-half of such amounts for each Indemnifying Party) actually received (including amounts received under insurance policies) by or on behalf of the Indemnified Party from third parties (net out-of-pocket costs and expenses (including reasonable legal fees and expenses) incurred by such Indemnified Party in connection with seeking to collect and collecting such amounts) in respect of such Damages (such net amounts are referred to herein as “Indemnity Reduction Amounts”). If any Indemnified Party receives any Indemnity Reduction Amounts in respect of an Indemnified Claim for which indemnification is provided under this Agreement after the full amount of such Indemnified Claim has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such Indemnified Claim and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such Indemnified Claim, then the Indemnified Party will promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (i) the amount theretofore paid by the Indemnifying Party in respect of such Indemnified Claim, less (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. An insurer or other third party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof. Each Seller and Buyer will, and will use commercially reasonable efforts to cause each of its Representatives to, pursue promptly any claims or rights it may have against all third parties which would reduce the amount of Damages for which indemnification is provided under this Agreement.
     (b) The amount of Damages for which indemnification is provided under this Agreement will be (i) increased to take account of any Tax cost incurred (grossed up for such increase) by the Indemnified Party arising from the receipt of indemnity payments hereunder (unless such indemnity payment is treated as an adjustment to the Purchase Price for tax purposes) and (ii) reduced to take account of any Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Damages. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party will be deemed to be subject (A) to the applicable federal and/or local country Income Taxes at the maximum statutory rate then in effect and (B) to state and local Taxes (if applicable) at a combined State and local Tax rate of six percent, which will be tax effected at such maximum Tax rate. Any indemnity payment made pursuant to this Agreement will be treated as an adjustment to the Purchase Price for Tax purposes unless a determination (as defined in § 1313 of the Code) or a similar event under foreign Tax Law with respect to the Indemnified Party causes any such payment not to constitute an adjustment to the Purchase Price for United States federal Income Tax purposes or foreign Tax purposes, as the case may be.
     (c) Anything contained in this Agreement to the contrary notwithstanding, no Seller will have any obligation to indemnify any member of the Buyer Group with respect to any matter if the Damages arise from a change in the accounting or Tax policies or practices of any of the Acquired Companies on or after the Closing Date.
     (d) Anything contained in this Agreement to the contrary notwithstanding, no member of the Seller Group and no member of the Buyer Group will be entitled to any recovery under this Agreement for its own special, punitive, exemplary or consequential damages or lost profits; provided, however, that nothing herein shall prevent any member of the Seller Group or the Buyer Group from being indemnified for all components of awards against them in claims by third parties, including special, punitive, exemplary or consequential damages and lost profits components of such claims.
     SECTION 13.5 Dollar Limitations.
     (a) Anything contained in this Agreement to the contrary notwithstanding, no monetary amount will be payable by any Seller to any member of the Buyer Group with respect to the indemnification of any claims pursuant to Section 13.1(b)(i) (other than with respect to claims relating to representations and warranties regarding brokers contained in Section 6.21) until the aggregate amount of Damages actually incurred by the Buyer Group with respect to such claims against both Sellers shall exceed on a cumulative basis an amount equal to One Million Five Hundred Thousand dollars ($1,500,000) (the “Deductible”), in which event each Seller shall be responsible only for one-half of the amount in excess of the Deductible. In addition, no Seller will be responsible for making payments with respect to Damages for any individual items pursuant to Sections 13.1(a)(i) or Section 13.1(b)(i) (other than with respect to claims relating to representations and warranties regarding brokers contained in Sections 5.6 and 6.21) where the aggregate Damages relating thereto are less than Fifty Thousand dollars ($50,000) and such items shall not be aggregated for purposes of determining whether aggregate Damages incurred by the Buyer Group exceed the Deductible. In connection with any claim for indemnification under 13.1(b)(i), Buyer and the other members of the Buyer Group will promptly provide each Seller with written notice of all claims included in the Deductible and copies of all documents reasonably requested by any Seller relating thereto.
     (b) Anything contained in this Agreement to the contrary notwithstanding, in no event will the aggregate amount for which any Seller shall be responsible to indemnify all members of the Buyer Group for all claims under Sections 13.1(a)(i) and 13.1(b)(i) (other than with respect to claims relating to such Seller’s representations and warranties with respect to title to the RSC Shares contained in Section 5.5 and brokers contained in Sections 5.6 and Section 6.21) exceed, and each Seller’s aggregate liability under Sections 13.1(a)(i) and 13.1(b)(i) (other than with respect to claims relating to such Seller’s representations and warranties with respect to title to the RSC Shares contained in Section 5.5 and brokers contained in Sections 5.6 and 6.21) shall be limited to, Eight Million Five Hundred Thousand dollars ($8,500,000).
     (c) Anything contained in this Agreement to the contrary notwithstanding, in no event will the aggregate amount for which any Seller shall be responsible to indemnify all members of the Buyer Group for all claims under Sections 13.1(a)(i), 13.1(a)(ii), 13.1(b)(i), 13.1(b)(ii), 13.1(b)(iii), 13.1(b)(iv) and 13.1(b)(v) exceed, and each Seller’s aggregate liability under Sections 13.1(a)(i), 13.1(a)(ii), 13.1(b)(i), 13.1(b)(ii), 13.1(b)(iii), 13.1(b)(iv) and 13.1(b)(v) shall be limited to, an amount equal to the portion of the Purchase Price paid to such Seller.
     SECTION 13.6 Termination of Indemnification Obligations.
     (a) The representations and warranties of any Seller, Sellers or Buyer contained in Articles V, VI and VII (other than representations and warranties with respect to brokers contained in Sections 5.6, 6.21 and 7.9, representations and warranties with respect to intellectual property matters contained in Section 6.14, representations and warranties with respect to employees contained in Section 6.17, representations and warranties with respect to environmental matters contained in Section 6.19 and representations and warranties with respect to ownership of the RSC Shares contained in Section 5.5), will survive the Closing Date solely for purposes of Sections 13.1(a)(i), 13.1(b)(i) and 13.2(a), as applicable, until (and will expire and be of no further force or effect) one year after the Closing Date. The representations and warranties with respect to intellectual property matters contained in Section 6.14 and the representations and warranties with respect to employees contained in Section 6.17 will survive the Closing Date solely for purposes of Section 13.1(b)(i) until (and will expire and be of no further force or effect), two years after the Closing Date. The representations and warranties with respect to environmental matters contained in Section 6.19 will survive the Closing Date solely for purposes of Section 13.1(b)(i) until (and will expire and be of no further force or effect), three years after the Closing Date. The representations and warranties with respect to brokers contained in Sections 5.6, 6.21 and 7.9 will survive the Closing Date solely for purposes of Sections 13.1(a)(i), 13.1(b)(i) and 13.2(a), as applicable, until (and will expire and be of no further force or effect when) all applicable statutes of limitation (including any extensions thereof) have expired. Each Seller’s representations and warranties with respect to ownership of the RSC Shares contained in Section 5.5 will survive the Closing Date solely for purposes of Section 13.1(a)(i) without time limitation. Each other representation and warranty made by any Party contained in or made pursuant to this Agreement or contained in or made pursuant to any closing certificate or other instrument or agreement delivered by any Party pursuant to this Agreement shall not survive (and will expire at) the Closing and shall thereafter be of no further force or effect and no Party will have any obligation to provide indemnification or other Liability in respect thereof.
     (b) The obligations of each Party to indemnify, defend and hold harmless the applicable Persons (i) pursuant to Sections 13.1(a)(ii), 13.1(b)(ii), 13.1(b)(v) and 13.2(b), will terminate upon the expiration of all applicable statutes of limitations (giving effect to any extensions thereof), (ii) pursuant to Sections 13.1(a)(i), 13.1(b)(i) and 13.2(a), will terminate when the applicable representation or warranty expires pursuant to Section 13.6(a), (iii) pursuant to Sections 13.1(b)(iii), 13.1(b)(iv), 13.2(c), 13.2(d), 13.2(e), 13.2(f), 13.2(g), 13.2(h) and 13.2(i), will not terminate at any time; provided, however, that as to clauses (i) and (ii) above, such obligations to indemnify, defend and hold harmless will not terminate with respect to any individual item as to which an Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the applicable Indemnifying Party.
     SECTION 13.7 Exclusive Remedy. To the fullest extent permitted by applicable Law, except for claims of fraud, the indemnification provided in this Article XIII and Section 15.3 shall be the sole and exclusive remedies available to each of the Parties and their respective Affiliates and each member of the Seller Group and Buyer Group for breaches of any of the terms, conditions, representations, warranties, covenants or agreements contained in this Agreement or for any other claims relating to the subject matter of this Agreement and shall preclude assertion by members of the Seller Group or Buyer Group of any of other rights, claims or causes of action or the seeking of any other remedies, whether in contract, tort, strict liability, under Law (including statutory or common law) or otherwise, against Buyer (or any of its Affiliates) or any Member, respectively, with respect to breaches of any of the terms, conditions, representations, warranties, covenants or agreements contained in this Agreement or for any other claims relating to the subject matter of this Agreement, all of which Buyer (on behalf of itself and the other members of the Buyer Group) and each Seller (on behalf of itself, its Affiliates and each of its and its Affiliates’ Representatives) hereby waives.
ARTICLE XIV
TERMINATION; EFFECT OF TERMINATION
     SECTION 14.1 Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by mutual written consent of each Seller and Buyer;
     (b) by written notice by Buyer to each Seller, if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of any Seller set forth in this Agreement, or if any representation or warranty set forth in Article V or VI shall have become untrue in any material respect, or if there shall have occurred any change in the business, financial condition or operations of the Acquired Companies, taken as a whole, that has had or would reasonably be expected to have a Material Adverse Effect, in any such case such that the conditions set forth in Section 11.1, Section 11.2, or Section 11.5 as the case may be, would not be satisfied as of such time, provided that if such breach or Material Adverse Effect is curable by any Seller or Sellers prior to October 31, 2006 through the exercise of such Seller’s or Sellers’ commercially reasonable efforts, then for so long as such Seller or Sellers continues to exercise such commercially reasonable efforts to cure the same, Buyer may not terminate this Agreement pursuant to this Section 14.1(b);

     (c) by written notice by Sellers to Buyer, if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty set forth in Article VII shall have become untrue in any material respect, in any such case such that the conditions set forth in Section 12.1 or Section 12.2, as the case may be, would not be satisfied as of such time, provided that if such breach is curable by Buyer prior to October 31, 2006 through the exercise of its commercially reasonable efforts, then for so long as Buyer continues to exercise such commercially reasonable efforts to cure the same, Sellers may not terminate this Agreement pursuant to this Section 14.1(c);
     (d) by written notice by any Seller or Buyer to the other Parties if the Closing does not occur on or prior to October 31, 2006; provided, however, that the Party seeking termination pursuant to this subsection (d) is not in breach in any material respects of its representations, warranties, covenants or agreements contained in this Agreement; or
     (e) by written notice by Buyer to Sellers or by any Seller to the other Parties, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall not be subject to appeal or shall have become final and unappealable.
     SECTION 14.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 14.1, this Agreement, other than with respect to the last sentence of Article VIII, Section 9.10 and Section 15.13, which will continue in effect, all rights and obligations of the Parties under this Agreement will terminate without any Liability on the part of any Party or its Affiliates (or, in the case of any Seller, any Member or Acquired Company) in respect thereof, except that nothing herein will relieve any Party from Liability for any willful breach of this Agreement.
ARTICLE XV
MISCELLANEOUS
     SECTION 15.1 Parties in Interest. This Agreement is binding upon and is for the benefit of the Parties and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a Party, and no Person other than the Parties and their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except as provided in Section 9.14 and that members of the Buyer Group and the Seller Group will be entitled to the rights to indemnification provided to the Buyer Group and the Seller Group, respectively, under Article XIII.
     SECTION 15.2 Assignment. No Party will convey, assign or otherwise transfer either this Agreement or any of its rights or obligations under this Agreement without the prior written consent of Sellers (in the case of a conveyance, assignment or transfer by Buyer)

or Buyer (in the case of a conveyance, assignment or transfer by any Seller) in their sole and absolute discretion, except that any Party may (without obtaining any consent) assign any of its rights or obligations hereunder to a successor to all or any part of its business. Any conveyance, assignment or transfer requiring the prior written consent of any Party which is made without such consent will be void ab initio. No assignment of this Agreement (or any rights or obligations hereunder) will relieve the assigning Party of its obligations hereunder.
     SECTION 15.3 Specific Performance. In the event of any actual or threatened breach of any of the covenants or agreements in this Agreement (including Section 9.9), the Party or Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive relief giving effect to its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, subject to Section 13.7. The Parties agree that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.
     SECTION 15.4 Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be delivered by hand or telecopied, e-mailed or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service (and will be deemed duly given when so delivered by hand or telecopied, when e-mail confirmation is received if delivered by e-mail, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service)). All such notices, requests, claims, demands or other communications will be addressed as set forth below:
     If to Automation:
Rockwell Automation, Inc.
1201 South Second Street
Milwaukee, WI 53204
Attention:    Douglas M. Hagerman, Esq.
                    Senior Vice President,
                    General Counsel and Secretary
Telecopy:     (414) 382-8421
Telephone:   (414) 382-8470
E-mail:         dmhagerman@ra.rockwell.com

     with a copy to:
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
Attention:     Peter R. Kolyer, Esq.
Telecopy:      (212) 541-5369
Telephone:    (212) 408-5564
E-mail:          pkolyer@chadbourne.com
     If to Collins:
Rockwell Collins, Inc.
400 Collins Road, NE
Cedar Rapids, IA 52498
Attention:    Gary R. Chadick, Esq.
                    Senior Vice President,
                    General Counsel and Secretary
Telecopy:     (319) 295-3599
Telephone:   (319) 295-6835
E-mail:         grchadic@rockwellcollins.com
     with a copy to:
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
Attention:   Peter R. Kolyer, Esq.
Telecopy:    (212) 541-5369
Telephone:  (212) 408-5564
E-mail:        pkolyer@chadbourne.com
     If to Buyer:
Teledyne Technologies Incorporated
12333 West Olympic Boulevard
Los Angeles, CA 90064
Attention:   Melanie S. Cibik, Esq.
Telecopy:    (310) 893-1607
Telephone:  (310) 893-1605
E-mail:        mcibik@teledyne.com

     with a copy to:
McGuireWoods LLP
Dominion Tower
625 Liberty Avenue, 23rd Floor
Pittsburgh, PA 15222
Attention:   Scott E. Westwood, Esq.
Telecopy:    (412) 402-4191
Telephone:  (412) 667-7989
E-mail:        swestwood@mcguirewoods.com
or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 15.4 by any Party to the other Parties.
     SECTION 15.5 Waiver. No delay on the part of any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No waiver by any Party shall be effective unless it is evidenced by a written agreement making specific reference hereto executed by the Party granting such waiver.
     SECTION 15.6 Schedules.
     (a) All Schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The mere inclusion of information in any Schedule hereto as an exception to a representation, warranty or covenant (i) shall not be deemed an admission by any Party that such information represents a material exception or a material fact, event or circumstance or that such information has had or would reasonably be expected to have a Material Adverse Effect or a “material adverse effect” on any Seller’s or Buyer’s ability to consummate the transactions contemplated hereby, as applicable, or (ii) constitute, or be deemed to be, an admission to any third party concerning such information. Matters reflected on any Schedule to this Agreement are not necessarily limited to matters required by this Agreement to be reflected on such Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Matters disclosed by any Seller or Sellers to Buyer pursuant to any Section of or Schedule to this Agreement (or any section of any Schedule to this Agreement) will be deemed to be disclosed with respect to all Sections of and Schedules to this Agreement (and all sections of all Schedules to this Agreement) to the extent the disclosure is reasonably applicable to such other Sections or Schedules. Capitalized terms used in any Schedule to this Agreement but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement. If any matter set forth in the final Closing Date Schedule Supplement delivered to Buyer at the Closing was not included in the draft thereof delivered to Buyer at least three days prior to the Closing and does not relate to matters arising after delivery of such draft delivered at least three days prior to the Closing, Buyer shall have the option to postpone the Closing Date for up to two business days.
     (b) Sellers will have the right to deliver to Buyer at the Closing a supplement to the Schedules hereto (the “Closing Date Schedule Supplement”) containing any matters arising or discovered after the date hereof which, if occurring prior to the date hereof, are required or permitted to be set forth or described on such Schedules. The Closing Date Schedule Supplement will have no effect for the purposes of determining the satisfaction of the condition set forth in Section 11.1 or any other condition to Closing. The Closing Date Schedule Supplement will, however, for purposes of determining whether any Person is entitled to indemnification pursuant to Section 13.1 or whether any Seller or Sellers have breached any of its representations and warranties hereunder for any purpose other than Section 11.1, be deemed to amend the Schedules hereto referenced in the Closing Date Schedule Supplement to reflect the matters set forth therein. Sellers will provide to Buyer a draft of the Closing Date Schedule Supplement at least three days prior to the Closing, provided that such draft may be updated by Sellers in the final Closing Date Schedule Supplement delivered to Buyer at the Closing.
     SECTION 15.7 Captions, Currency. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to exhibits or schedules are to exhibits and schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement, in any exhibit or schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States Dollars.
     SECTION 15.8 Construction; Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For purposes of this Agreement and the Schedules to this Agreement, (a) words in the singular shall be held to include the plural and vice versa; (b) the terms “hereof”, “herein”, “herewith” and “hereunder” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) the word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified; and (d) the word “or” will not be exclusive.

     SECTION 15.9 No Representations or Warranties.
     (a) The representations and warranties contained in Article V and Article VI are in lieu of and are exclusive of all other representations and warranties by any Seller, Sellers, any of their respective Affiliates or any other Person. Buyer acknowledges that none of the Sellers, or any of their respective Affiliates, or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding any of the Sellers, the Acquired Companies, the Business, the RSC Shares, the RSL Shares or the assets or liabilities of the Acquired Companies (including any confidential information memorandum, any supplemental data, any financial projections or forecasts related to any of the Acquired Companies or the Business and any other information, document or material made available or furnished to Buyer or any of its Representatives in any “data room”, management presentations or in any other form in anticipation of any of the transactions contemplated by this Agreement) and none of the Sellers, or any of their respective Affiliates, or any other Person will have or be subject to any Liability to Buyer, any of its Representatives or any other Person resulting from the distribution to Buyer or any of its Representatives, or Buyer’s or any of its Representatives’ use, of any such information. Buyer further acknowledges that, except as expressly set forth in Article V and Article VI, there are no representations or warranties of any kind, expressed or implied, with respect to any of the Sellers, the Acquired Companies, the Business, the RSC Shares, the RSL Shares, the assets or liabilities of the Acquired Companies or any other matter. It is expressly understood and agreed that Buyer accepts the condition of the assets of the Acquired Companies “AS IS”, “WHERE IS” AND, SUBJECT ONLY TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE VI, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
     (b) With respect to any projection or forecast delivered by or on behalf of any of the Members, any Acquired Company or any of their respective Representatives to Buyer or any of its Representatives, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) Buyer is familiar with such uncertainties, (iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so delivered, and (iv) none of Buyer or its Representatives or any other Person shall have any claim against any Member, any of their respective Representatives or any other Person with respect thereto (provided that the foregoing does not affect Sellers’ representations set forth in Section 6.5 that except as set forth therein, the Financial Statements present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Acquired Companies as of the dates set forth therein and for the periods covered thereby in accordance with GAAP (subject, in the case of the financial statements as of and for the nine months ended June 30, 2006, to the absence of footnotes and normal year-end adjustments)).
     SECTION 15.10 Severability. If any term or provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof, or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby.
     SECTION 15.11 Dispute Resolution. In the event that any dispute, claim or controversy arises with respect to the transactions contemplated hereby, this Agreement, any provision hereof or the breach, performance, enforcement, validity or invalidity of this Agreement or any provision hereof (collectively, a “Dispute”), designees of Sellers and Buyer will meet to attempt a good faith resolution of such Dispute within thirty days after either Party notifies the other Parties of a Dispute. During the period between such notification of a Dispute and thirty days after such meeting, each Party shall be entitled to make any reasonable investigation of the claims or issues underlying such Dispute that such Party deems reasonably necessary or desirable and, in connection with such investigation, each Party agrees to make available to the other Parties and its Representatives the information reasonably requested by the other Parties in connection therewith. If the Dispute is not resolved within thirty days of such meeting, any Party may make a written demand to the other Parties for formal dispute resolution, which demand will specify the nature of the Dispute. Within thirty days of such written demand, or such other time as the Parties may agree, the Parties will attempt in good faith to resolve such Dispute by mediation in accordance with the then-existing CPR Model Procedure for Mediation of Business Disputes, promulgated by the CPR Institute for Dispute Resolution in Chicago, Illinois. If such mediation is unsuccessful within thirty days after commencement thereof, any Party may pursue any other remedies available to it, subject to Section 13.7.
     SECTION 15.12 Consent to Jurisdiction.
     (a) Subject to Section 15.11, each Party irrevocably submits to the exclusive jurisdiction of (i) the Court of Chancery in and for the State of Delaware and the Superior Court in and for the State of Delaware and (ii) the United States District Court for the District of Delaware for the purposes of any suit, action or other proceeding arising out of or relating to the transactions contemplated hereby, this Agreement, any provision hereof or the breach, performance, enforcement, validity or invalidity of this Agreement or any provision hereof (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each Party further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 15.4 will be effective service of process for any action, suit or proceeding in any such courts with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to the transactions contemplated hereby, this Agreement, any provision hereof or the breach, performance, enforcement, validity or invalidity of this Agreement or any provision hereof in (i) the Court of Chancery in and for the State of Delaware and the Superior Court in and for the State of Delaware or (ii) the United States District Court for the District of Delaware and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in Law or in equity.
     (b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY, THIS AGREEMENT, ANY PROVISION HEREOF OR THE BREACH, PERFORMANCE, ENFORCEMENT, VALIDITY OR INVALIDITY OF THIS AGREEMENT OR ANY PROVISION HEREOF.
     SECTION 15.13 Expenses. Except as expressly provided herein, each Party agrees to pay, without right of reimbursement from the other Parties, all costs and expenses incurred by it and its Affiliates incident to the performance of its obligations hereunder, including, without limitation, the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by such Party in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated; provided that this Section 15.13 shall not limit any Person’s right to recover damages for any willful breach of this Agreement. Notwithstanding the foregoing, the Parties acknowledge that the Company shall be responsible for all fees and disbursements of counsel, accountants and other consultants (other than J.P. Morgan Securities Inc., whose compensation will be paid by Sellers) employed by Sellers or the Company in connection with the preparation, negotiation and execution of this Agreement and all agreements contemplated to be entered into pursuant to this Agreement and the Closing hereunder.
     SECTION 15.14 Entire Agreement. This Agreement and the Confidentiality Agreement together constitute the entire agreement between Sellers and Buyer with respect to the subject matter hereof and this Agreement and the Confidentiality Agreement supersede all prior negotiations, agreements or understandings of Sellers and Buyer of any nature, whether oral or written, relating thereto. For the avoidance of doubt, the Parties acknowledge and agree that this Section 15.14 shall not affect the provisions contained in the last sentence of Section 18 of the IP Agreement (which provisions contained in the last sentence of Section 18 of the IP Agreement shall be applicable hereto as if set forth in full herein).
     SECTION 15.15 Amendment. This Agreement may be modified, amended or supplemented only by written agreement making specific reference hereto executed by Buyer and each Seller.
     SECTION 15.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.
     SECTION 15.17 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.
ARTICLE XVI
DEFINITIONS
     For purposes of this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):
     “Acquired Companies” has the meaning set forth in the recitals to this Agreement.
     “Action” means any action, suit, arbitration or proceeding by or before any arbitrator, court or other Governmental Entity.
     “Actually Realized” means, for purposes of determining the timing of any Taxes (or related Tax cost or benefit) relating to any payment, transaction, occurrence or event (including any Tax refund) with respect to any Person, the time at which the amount of Taxes payable by such Person (including estimated Taxes) is increased above or reduced below, as the case may be, the amount of Taxes that such Person would be required to pay but for such payment, transaction, occurrence or event.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, however, that the Acquired Companies shall not be Affiliates of either Seller for purposes of this Agreement.
     “Agreement” means this Agreement, as the same may be amended, modified or supplemented from time to time in accordance with its terms.
     “Allocation Schedule” has the meaning set forth in Section 3.2.
     “Audit Notice” has the meaning set forth in Section 9.17(a).
     “Automation” has the meaning set forth in the preamble to this Agreement.
     “Automation Agency Licensing Agreement” means the Agency Licensing Agreement, to be dated on or prior to the Closing Date, by and between the Company, RSL and Automation, substantially in the form attached hereto as Exhibit A.
     “Automation’s Knowledge” means the actual knowledge of Sujeet Chand and John M. Miller, in each case as of the date of this Agreement and after reasonable review of applicable files in such Person’s possession, and not any constructive or imputed knowledge of any of the Members or the Acquired Companies, or any of their respective directors, officers, employees, managers, members or other Representatives.
     “Automation Services Agreement” means the RSC Services Agreement, to be dated on or prior to the Closing Date, by and between the Company and Automation, substantially in the form attached hereto as Exhibit C.
     “Automation Technologies” has the meaning set forth in the recitals to this Agreement.
     “Bid” means any written quotation bid or proposal submitted by any of the Acquired Companies and outstanding on the date hereof that, if accepted or awarded, would lead to a Contract with the U.S. Government or a prime contractor or a higher tier subcontractor to the U.S. Government, for the design, manufacture or sale of products or the provision of services by any of the Acquired Companies directly or indirectly to the U.S. Government.
     “Business” means the business heretofore and currently engaged in by the Acquired Companies (including their Thousand Oaks and Imaging businesses) of (a) researching, developing and commercializing technologies across a broad array of competencies, including materials technology, information sciences and electronics, and researching, developing, designing, engineering, manufacturing, selling, modifying and supporting high speed analog and mixed signal integrated circuit products based upon proprietary developed technologies, and activities related thereto and (b) researching, developing, designing, engineering, manufacturing, building, selling, modifying, repairing and supporting custom infrared and visible optical sensors and related imaging components and laser eye protection for various military and space applications, and activities related thereto.
     “Business Intellectual Property” means (a) all Patents and Trademarks that are either (i) set forth on Schedule 16.1 or (ii) licensed to any of the Acquired Companies (and, in the case of all such patents, any counterparts thereof or any continuations, reissuances or re-examinations thereof) and (b) all Trade Secrets that are either owned by or licensed to any of the Acquired Companies.
     “Buyer” has the meaning set forth in the preamble to this Agreement.
     “Buyer Benefit Plans” has the meaning set forth in Section 10.2.
     “Buyer Group” has the meaning set forth in Section 13.1(a).
     “Cash” means all cash (including cash in bank accounts of any of the Acquired Companies as of the Effective Time and checks and wire transfers received by any of the Acquired Companies prior to the Effective Time which were not deposited in bank accounts of any of the Acquired Companies prior to the Effective Time or which were so deposited but were not reflected as cash on deposit in any bank accounts of the Acquired Companies as of or prior to the Effective Time), cash equivalents, funds, securities (other than the RSL Shares), certificates of deposit, similar instruments and short term investments of any of the Acquired Companies.
     “Closing” has the meaning set forth in Section 4.1.
     “Closing Date” has the meaning set forth in Section 4.1.
     “Closing Date Indebtedness” means all indebtedness for borrowed money owed by the Acquired Companies immediately prior to the Closing.
     “Closing Date Schedule Supplement” has the meaning set forth in Section 15.6(b).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collins” has the meaning set forth in the preamble to this Agreement.
     “Collins Agency Licensing Agreement” means the Agency Licensing Agreement, to be dated on or prior to the Closing Date, by and between the Company, RSL and Collins, substantially in the form attached hereto as Exhibit B.
     “Collins In-Flight” has the meaning set forth in the recitals to this Agreement.
     “Collins’s Knowledge” means the actual knowledge of Stephen L. Belland, Kyle Eppele and John W. Borghese, in each case as of the date of this Agreement and after reasonable review of applicable files in such Person’s possession, and not any constructive or imputed knowledge of any of the Members or the Acquired Companies, or any of their respective directors, officers, employees, managers, members or other Representatives.
     “Collins Services Agreement” means the RSC Services Agreement, to be dated on or prior to the Closing Date, by and between the Company and Collins, substantially in the form attached hereto as Exhibit D.
     “Collins Technologies” has the meaning set forth in the recitals to this Agreement.
     “Company” has the meaning set forth in the recitals to this Agreement.
     “Company LLC Agreement ” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 30, 2001, by and between Automation Technologies and Collins Technologies.
     “Confidentiality Agreement” means the confidentiality agreement, dated as of February 14, 2006, by and between J.P. Morgan Securities Inc., on behalf of Automation and Collins, and Buyer.
     “Consents” means consents, approvals, clearances, exemptions, waivers, authorizations, filings, registrations and notifications.

     “Contracts” means, with respect to any Person, any written legally binding contract, license, agreement, purchase or sales order, note, bond, mortgage, indenture, lease, partnership or joint venture agreement or other legally binding agreement to which any such Person is a party or with respect to which any such Person’s properties or assets are bound.
     “Cypress Services Agreement” means the Continuing Services Agreement dated as of June 29, 2001 by and between Collins and the Company.
     “Cypress Services Agreement Amendment” has the meaning set forth in Section 9.13(b).
     “Damages” means losses, liabilities, claims, damages, payments, Taxes, costs and expenses (including costs and expenses of Actions, amounts paid in connection with any assessments, judgments or settlements relating thereto, interest and penalties recovered by a third party with respect thereto and out-of-pocket expenses and reasonable attorneys’, accountants’ and other experts’ fees and expenses reasonably incurred in defending against any such Actions or in enforcing an Indemnified Party’s rights hereunder).
     “Deductible” has the meaning set forth in Section 13.5(a).
     “Dispute” has the meaning set forth in Section 15.11.
     “Distribution Agreement” means the Distribution Agreement, dated as of June 29, 2001, as amended August 14, 2001, by and among Automation (formerly named Rockwell International Corporation), Collins and the Company, as in effect on the date hereof.
     “Effective Time” has the meaning set forth in Section 4.1.
     “Environmental Costs” has the meaning set forth in Section 6.19.
     “Environmental Laws” means any Law existing on the date hereof which deals with (i) pollution or protection of human health or the environment or (ii) management, storage, handling, use, generation, release, treatment or disposal of Hazardous Substances, including (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq.; (b) the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; (c) the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; (d) the Federal Solid Waste Disposal Act, 42 U.S.C. §6901 et seq.; and (e) the Federal Clean Air Act, 42 U.S.C. §7401 et seq., together with all rules, regulations and orders issued thereunder in effect on the date hereof or any state equivalent thereto, and each as any of the same may have been amended up to the date hereof.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

     “Excluded IP” has the meaning set forth in the IP Agreement.
     “Financial Instruments” means all loan agreements, credit facilities, foreign currency forward exchange contracts, comfort letters, letters of credit and similar instruments, and guaranties of any of the foregoing, related to the Business or any of the Acquired Companies under which any Member has any primary, secondary, contingent, joint, several or other Liability (other than to the extent relating to Closing Date Indebtedness).
     “Financial Statements “ has the meaning set forth in Section 6.5.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time.
     “Government Contract” means any written Contract in effect on the date hereof and under which any Acquired Company or third party thereunder has an express obligation that is required to be performed after the date hereof relating to the Business between any of the Acquired Companies and (a) the U.S. Government; (b) any prime contractor to the U.S. Government; or (c) any subcontractor with respect to any contract described in clauses (a) and (b).
     “Governmental Entity” means any (a) nation, state, province, county, city, town, village, district or other jurisdiction, (b) federal, state, provincial, local, regional, municipal, foreign or other government , (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization, (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature or (f) official or other instrumentalities of any of the foregoing.
     “Group” means the Seller Group or the Buyer Group, as applicable.
     “Guarantor” has the meaning set forth in the recitals to this Agreement.
     “Guarantee” has the meaning set forth in the recitals to this Agreement.
     “Hazardous Substance” means any substance that (i) is or contains asbestos, polychlorinated biphenyls, petroleum or petroleum derived substances or wastes, (ii) requires removal or remediation or is otherwise regulated, or for which liability may be imposed pursuant to, under any Environmental Law, or is defined, listed or identified as a “hazardous waste” or “hazardous substance” thereunder or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated as such by any Governmental Entity under any Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (a) net income or profits (including any capital gains, minimum taxes and any

Taxes on items of tax preference, but not including sales, use, real property gains, real or personal property, gross or net receipts, transfer or other similar Taxes) or (b) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to is described in clause (a) of this definition.
     “Indemnified Claim” has the meaning set forth in Section 13.3(f).
     “Indemnified Individuals” has the meaning set forth in Section 9.14(a).
     “Indemnified Party” means any member of the Seller Group or the Buyer Group who or which may seek indemnification under this Agreement.
     “Indemnifying Party” means a Party or Parties against whom indemnification may be sought under this Agreement.
     “Indemnity Reduction Amounts” has the meaning set forth in Section 13.4(a).
     “Intellectual Property” means all Patents and Trademarks and Trade Secrets.
     “IP Agreement” means the Intellectual Property Agreement, to be dated the Closing Date, by and among Automation, Collins, the Company and RSL, substantially in the form attached hereto as Exhibit E.
     “June 30, 2006 Balance Sheet” has the meaning set forth in Section 6.5.
     “Knowledge”, with respect to the Company, means the actual knowledge of Derek Cheung, James King, Anthea Musick, Jonathan Rode and Kadri Vural, in each case as of the date of this Agreement and after reasonable review of applicable files in such Person’s possession and reasonable inquiry of the applicable current employee at the Company primarily responsible for such matter, if any, and not any constructive or imputed knowledge of any of the Members or the Acquired Companies, or any of their respective directors, officers, employees, managers, members or other Representatives.
     “Laser Eye Protection Spectacles” means laser eye protection spectacles and goggles (but which shall not include, without limitation, laser eye protection visors, windscreens, canopies, binoculars, monoculars, night vision goggles (including intensifier tubes thereon) or scopes).
     “Laws” means all applicable laws, statutes, constitutions, rules, regulations, judgments, rulings, orders, decrees, injunctions and determinations of Governmental Entities.
     “Leases” has the meaning set forth in Section 6.7(a).
     “Liabilities” means any and all claims, debts, liabilities, obligations and commitments of any nature whatsoever, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, primary or secondary, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.
     “Lien” means any lien, security interest, pledge, mortgage, charge, title retention agreement or other encumbrance.
     “Material Adverse Effect” means a material adverse effect on:
  (a) the business, financial condition or operations of the Acquired Companies, taken as a whole, except for any such effect resulting from or arising out of or in connection with:
          (i) the public announcement of (x) the Company’s intent to sell any of its businesses, (y) Sellers’ intent to sell the Company or any of its businesses or (z) this Agreement;
          (ii) the transactions contemplated hereby or any actions to be taken pursuant to or in accordance with this Agreement;
          (iii) changes in, or events or conditions affecting, any industry or market in which any of the Acquired Companies operates;
          (iv) changes in, or events or conditions affecting, the United States or global economy or capital or financial markets generally;
          (v) changes in applicable Law or the interpretations thereof by any Governmental Entity;
          (vi) changes in GAAP; or
          (vii) changes in general political conditions, including any acts of war or terrorist activities; or
  (b) Sellers’ ability to consummate the transactions contemplated hereby.
     “Material Contracts” has the meaning set forth in Section 6.9(a).
     “Member Loan Agreement” means the Loan Agreement, dated as of November 12, 2001, as amended, by and among the Company, Automation and Collins providing for a revolving line of credit in favor of the Company.
     “Members” means Automation and Collins and each of their respective Affiliates and any Person jointly owned by Automation and/or any of its Affiliates and Collins and/or any of its Affiliates to which any Retained Assets have been transferred.

     “Multiemployer Plan” has the meaning described in §4000(a)(3) of ERISA.
     “Ordinary Course of Business” means the ordinary course of business consistent with past practice.
     “Owned Properties” has the meaning set forth in Section 6.7(a).
     “Parties” means each Seller and Buyer.
     “Patents and Trademarks” means (a) patents, patent applications and invention disclosures, (b) trademarks, service marks and trade names, together with all applications and registrations in connection therewith, (c) copyright applications and registrations and (d) mask works applications and registrations.
     “Permits” means written permits, licenses, franchises, registrations, variances and approvals obtained from any Governmental Entity.
     “Permitted Liens” means (a) mechanic’s, materialmen’s, workmen’s, repairmen’s and similar Liens, (b) Liens for Taxes not yet due and payable or for Taxes being contested in good faith through appropriate proceedings, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) good faith deposits in connection with bids, tenders or Contracts, including rent security deposits, (f) pledges or deposits to secure public or statutory obligations or appeal bonds, (g) Liens referred to in any Schedule hereto, (h) in the case of real property, such state of facts as an accurate survey would show, recorded easements, covenants and other restrictions and zoning and building law requirements, in any such case which do not materially impair the current use, occupancy or value of the property subject thereto and (i) other immaterial Liens not incurred in connection with the borrowing of money.
     “Person” means any individual, partnership, joint venture, corporation, limited liability entity, trust, joint venture, unincorporated organization or other entity (including a Governmental Entity).
     “Plans” has the meaning set forth in Section 6.17(c).
     “Portfolio Companies” means the following:
     (a) AltaSens, Inc., a Delaware corporation;
     (b) ColdWatt Inc., a Delaware corporation;
     (c) Osprey Data Systems Corporation, a Delaware corporation; and
     (d) CIIIS, a Delaware limited liability company.

     “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
     “Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.
     “Purchase Price” has the meaning set forth in Section 3.1.
     “Reportable Event” means a “reportable event” within the meaning of Section 4043 of ERISA, other than an event for which the notice provision has been waived.
     “Representatives” means, with respect to any Person, such Person’s Affiliates, and such Person’s and its Affiliates’ respective directors, officers, employees, members, managers, agents and other representatives, including legal counsel and accountants.
     “Retained Assets” means the following:
     (a) all Cash, other than RSC LTIP Cash and amounts pursuant to Section 9.6(c);
     (b) all rights in and to and use of (other than to the extent provided for in Section 9.8) the Retained Names and all derivatives thereof and all corporate symbols and logos related thereto; and any and all goodwill represented thereby and pertaining thereto;
     (c) all claims, deposits, warranties, refunds, causes of action, choses in action, rights of recovery, rights of set-off, rights to recoupment and other rights, sums and fees arising out of (i) any asset described in this definition of Retained Assets or (ii) any Closing Date Indebtedness;
     (d) all Retained Intellectual Property;
     (e) all shares of capital stock of, or other equity interests in (and all rights to receive shares of capital stock of, or other equity interests in), the Portfolio Companies and all other assets and rights based upon, arising out of or relating to such shares of capital stock or other equity interests or rights to receive such shares of capital stock or other equity interests; and
     (f) the loan receivable due the Company from AltaSens, Inc., the Convertible Promissory Note dated December 15, 2005, as amended as of March 31, 2006, of AltaSens, Inc. in favor of the Company and all rights relating thereto (including rights to receive securities into which such note is convertible), including all rights of the Company under the Note Purchase Agreement dated as of December 1, 2005 with AltaSens, Inc. and such note.
     “Retained Intellectual Property” means all Patents and Trademarks not set forth on Schedule 16.1 (and, in the case of patents not set forth on Schedule 16.1, all counterparts thereof or any continuations, reissuances or re-examinations thereof).

     “Retained Names” means the names, trademarks, trade names, domain names and service marks “Rockwell”, “Rockwell Scientific Company” and “Rockwell Scientific Licensing”, any corporate symbols or logos related thereto and all other trademarks, service marks and other marks, whether or not registered or pending, that include the word “Rockwell” or any derivative thereof or any name or mark confusingly similar thereto.
     “Revenue Sharing Agreement” means the Revenue Sharing Agreement, to be dated on or prior to the Closing Date, by and among Automation, Collins, the Company and RSL, substantially in the form attached hereto as Exhibit F.
     “RSC LTIP” has the meaning set forth in Section 10.3.
     “RSC LTIP Cash” means cash of the Company solely representing the cash allocations to the RSC LTIP Fund made prior to the Closing Date that were authorized by the Board of Directors of the Company pursuant to the terms of the RSC LTIP and any interest accrued thereon through the Closing Date, which cash is contained in a short-term treasury fund account of the Company with Vanguard Group entitled “Rockwell Scientific Company Success Fund 2003-2007”.
     “RSC LTIP Fund” has the meaning set forth in the RSC LTIP, as in effect immediately prior to the Closing.
     “RSC Shares “ means the 2,000 issued and outstanding Common Shares (as defined in the Company LLC Agreement) of the Company.
     “RSL” has the meaning set forth in the recitals to this Agreement.
     “RSL Shares” has the meaning set forth in Section 6.4(a).
     “Sellers” has the meaning set forth in the preamble to this Agreement.
     “Seller Group” has the meaning set forth in Section 13.2.
     “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which such Person or any Subsidiaries of such Person controls or owns, directly or indirectly, more than 50% of the stock or other equity interest, or more than 50% of the voting power entitled to vote on the election of members to the board of directors or similar governing body.
     “Taxes” means all taxes, charges, duties, fees, levies or other assessments, including income, excise, property, sales, value added, profits, license, withholding, payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Governmental Entity, and including any interest, penalties and additions attributable thereto.
     “Tax Returns” means any return, report, declaration, information return, statement or other document filed or required to be filed with any Governmental Entity (including any schedule or attachment thereto, and including any amendment thereof) in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.
     “Third Party Claim” has the meaning set forth in Section 13.3(a).
     “Trade Secrets” means (a) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications and business and marketing plans and proposals), (b) works of authorship and all copyrights thereto and (c) computer software (including data and related documentation).
[Remainder of Page Left Intentionally Blank; Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ROCKWELL AUTOMATION, INC.
By:	/s/ Rondi Rohr-Dralle
	Name:	Rondi Rohr-Dralle
	Title:	Vice President, Corporate Development

ROCKWELL COLLINS, INC.
By:	/s/ Clayton M. Jones
	Name:	Clayton M. Jones
	Title:	Chairman, President and Chief Executive Officer

TELEDYNE BROWN ENGINEERING, INC.
By:	/s/ Robert Mehrabian
	Name:	Robert Mehrabian
	Title:	Chairman and Chief Executive Officer